UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Clear Channel Outdoor Holdings, Inc.

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Clear Channel Outdoor Holdings, Inc.

P.O. Box 659512

San Antonio, Texas 78265-9512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2009

As a stockholder of Clear Channel Outdoor Holdings, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of Clear Channel Outdoor Holdings, Inc. to be held at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 E. Basse Road, San Antonio, Texas 78209, on May 27, 2009, at 9:00 a.m. local time, for the following purposes:

1.	to elect Margaret W. Covell, Mark P. Mays and Dale W. Tremblay to serve for a three year term;

2.	to transact any other business which may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 29, 2009 are entitled to notice of and to vote at the meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors
Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary

San Antonio, Texas

April 30, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009

The Proxy Statement and our 2008 Annual Report are available at

http://bnymellon.mobular.net/bnymellon/cco

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Wednesday, May 27, 2009, beginning at 9:00 a.m. local time, at the corporate offices of Clear Channel Outdoor Holdings, Inc., located at 200 E. Basse Road, San Antonio, Texas 78209, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 29, 2009.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 27, 2009. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2008 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There is one proposal scheduled to be voted on at the annual meeting which is the election of directors.

Q:	Which of my shares may I vote?

A:	All shares of Class A common stock owned by you as of the close of business on April 29, 2009 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to twenty votes at the annual meeting. As of April, 29, 2009, there were 40,676,720 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding. All shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned subsidiary of CC Media Holdings, Inc. (“CC Media”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDERS OF RECORD: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” The election of directors is a routine matter. Your broker will send you directions on how you can instruct your broker to vote.

If you do not provide instructions to your broker on how to vote your shares on routine matters, they may either vote your shares on these matters in their discretion or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting at the annual meeting. If your shares are held beneficially in “street name” you should follow the instructions provided by your broker or other nominee to change your vote.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The holders of a majority of the total voting power of the Company’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Broker non-votes (as described above) and abstentions are both counted toward a quorum.

Under NYSE rules, the proposal to elect directors is considered a “routine matter.” This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not timely furnished voting instructions.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in Clear Channel Outdoor’s quarterly report on Form 10-Q for the second quarter of 2009, which we anticipate will be filed with the Securities and Exchange Commission (the “SEC”) by August 10, 2009.

THE BOARD OF DIRECTORS

The Board is responsible for the management and direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chief Executive Officer, Chief Financial Officer, President and Chief Executive Officer – Americas and Asia/Pacific and other executive officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Our directors are divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. For so long as CC Media is the owner of such number of shares representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board Committees and the size of the Board.

Because more than fifty percent (50%) of the voting power of Clear Channel Outdoor is controlled by CC Media, Clear Channel Outdoor has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Clear Channel Outdoor is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) that the majority of our Board consists of independent directors, (ii) that we have a Nominating and Governance Committee, that the Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities, and that we conduct an annual performance evaluation of the Nominating and Governance Committee, and (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities and that we conduct an annual performance evaluation of the Compensation Committee. However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities.

BOARD MEETINGS

The Board held six meetings during 2008. For the 2008 fiscal year, except for Mr. W. Douglas Parker, each Board member attended at least 75% of the total number of meetings of the Board (held during the period for which such person served) and at least 75% of the total number of meetings of all Board Committees on which such person served (during the period for which such person served). Mr. W. Douglas Parker resigned from the Board on July 16, 2008. Prior to his resignation, Mr. W. Douglas Parker attended 33% of Board meetings and 100% of the Board Committee meetings on which he served.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders. Except for Mr. W. Douglas Parker, all of our directors attended the annual meeting of stockholders in 2008.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. A copy of the Governance Guidelines may also be obtained upon request from the Secretary of Clear Channel Outdoor at Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

The Board has adopted the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel Outdoor, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel Outdoor’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.

8.	A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to members of the Compensation Committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE. The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of ten directors, one of whom is our Chief Executive Officer and one of whom is our Chief Financial Officer. Pursuant to the Governance Guidelines, the Board undertook its annual review of director independence in February 2009. For a director to be independent, the Board must determine the director does not have any direct or indirect material relationship with Clear Channel Outdoor or any of its subsidiaries. As a result of this review, the Board affirmatively determined that James M. Raines, Marsha M. Shields and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. The Board determined that W. Douglas Parker, who served as a member of the Board and the Compensation Committee until July 2008 was also independent pursuant to the NYSE requirements and our independence standards. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent.

During this review with respect to Marsha M. Shields, the Board considered the transactions and relationships reported in the “Transactions with Related Persons — Marsha M. Shields” section of this proxy statement and concluded none of these transactions or relationships impaired Marsha M. Shields’ independence.

The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s non-management directors have met separately in executive sessions without management present. Clear Channel Outdoor’s independent directors met alone following each regular meeting of the Board in 2008.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of any committee or subcommittee of the Board.

The independent directors shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter. Currently, Marsha M. Shields is serving as the Presiding Director. As part of the standard rotation established by the Board, Dale W. Tremblay will begin serving as the Presiding Director on July 1, 2009.

COMMITTEES OF THE BOARD

The Board has two standing committees: the Compensation Committee and the Audit Committee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com, or a copy may be obtained upon request from the Secretary of Clear Channel Outdoor. The table below sets forth members of each committee.

BOARD COMMITTEE MEMBERSHIP

Name	Compensation Committee	Audit Committee

James M. Raines	X	X*

Marsha M. Shields		X

Dale W. Tremblay	X*	X

X = Committee member; * = Chairperson

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our CEO and CFO, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries. The Compensation Discussion and Analysis section of this document provides additional details regarding the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met three times during 2008. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. Hewitt Associates serves as the Compensation Committee’s independent compensation consultant, and works directly for the Compensation Committee. Hewitt Associates does not perform any other services for Clear Channel Outdoor.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•

assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•

review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s Chief Operating Officer and to evaluate the Chief Operating Officer’s performance in light of those goals and objectives, and to determine and approve the Chief Operating Officer’s compensation level based on this evaluation; and

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

The compensation of our CEO and CFO are set by the Compensation Committee of CC Media. See the discussion of CEO and CFO compensation in the “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The Audit Committee

The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. James M. Raines has been designated by our Board as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). See the Audit Committee Report later in this document, which details the duties and performance of the Audit Committee. The Audit Committee met nine times during 2008. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership of the NYSE and SEC. The Audit Committee operates under a written charter adopted by our Board which reflects standards set forth in SEC regulations and NYSE rules. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The charter is reviewed, and amended if necessary, on an annual basis. The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com or may be obtained upon request from our Secretary.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor. While we have not established specific minimum qualifications that nominees must possess, the Board seeks candidates with diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The Board evaluates director candidates suggested by stockholders in the same manner as other candidates. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Presiding Director of Clear Channel Outdoor at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Stockholders should direct such proposals to: Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH DIRECTORS

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors

Clear Channel Outdoor Holdings

P.O. Box 659512

San Antonio, Texas 75265-9512

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board intends to nominate, at the annual meeting of stockholders, the three persons listed as nominees below. Each of the directors elected at the annual meeting will serve a three year term or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast at the annual meeting. Accordingly, broker non-votes and abstentions will have no effect on the election of directors. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “FOR” the election of the three nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has agreed to be named in this proxy statement and to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING 2012

The nominees for director are Margaret W. Covell, Mark P. Mays and Dale W. Tremblay.

Margaret W. Covell, age 43 has served as a Managing Director at Thomas H. Lee Partners, L.P. (“THL”) since 2006. Ms. Covell leads THL’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL, Ms. Covell was a Partner at the Monitor Group, a global strategic advisory firm, where she led the firm’s Operations Strategy business unit for the remainder of the relevant five year period. Ms. Covell has been a member of our Board since August 2008.

Mark P. Mays, age 45, has served as our Chief Executive Officer since August 2005 and has been a member of our Board since April 1997. Mr. M. Mays has also served as Chief Executive Officer of Clear Channel Communications, Inc., our indirect parent company, since October 2004. Prior thereto, he served as President and Chief Operating Officer of Clear Channel Communications, Inc. from February 1997 to October 2004 and as President and Chief Executive Officer from October 2004 to February 2006, when he relinquished his duties as President. On July 30, 2008, Clear Channel Communications, Inc. completed its merger (the “Merger”) with a subsidiary of CC Media. Upon the closing of the Merger, Mr. M. Mays became a director and the Chief Executive Officer of CC Media. Mr. M. Mays has served on the Board of Clear Channel Communications, Inc. since May 1998. Mr. M. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and one of our Board members, and is the brother of Randall T. Mays, our Chief Financial Officer and one of our Board members.

Dale W. Tremblay, age 50, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001. Prior to joining C.H. Guenther & Son, Inc., Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice

Businesses. Mr. Tremblay has been a member of our Board since November 2005. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

Blair E. Hendrix, age 44, has served as Operating Partner at Bain Capital Partners, LLC (“Bain Capital”), since 2000. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix also serves as a director of Keystone Automotive Operations, Inc. and has previously served as a director of Innophos Holdings, Inc. (IPHS) and SMTC Corporation (SMTX).

Daniel G. Jones, age 34, has served as a Vice President at THL since 2008 and is part of the firm’s Strategic Resource Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL, Mr. Jones was a management consultant at the Monitor Group, a global strategic advisory firm from 2004 to 2008. Before Monitor, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, the leading Latin American passenger and cargo airline. Mr. Jones has been a member of our Board since August 2008.

L. Lowry Mays, age 73, has served as a member of our Board since April 1997 and has been our Chairman of the Board since October 2005. Mr. L. Mays is Chairman Emeritus of the Board of Directors of CC Media, and prior to October 2004 he was Clear Channel Communications, Inc.’s Chief Executive Officer. Mr. L. Mays has been the Chairman Emeritus of CC Media’s Board of Directors since the closing of the Merger. Mr. L. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board and executive officers of the Company. Mr. L. Mays has served as a director of Live Nation, Inc. (LYV) since December 2005.

James M. Raines, age 69, has served as the President of James M. Raines & Co., an investment banking company, since 1988. Mr. Raines has been a member of our Board since November 2005. Since 1998, Mr. Raines has served on the Board of Directors of Waddell & Reed Financial, Inc., a financial services corporation.

Scott R. Wells, age 40, has served as an Executive Vice President at Bain Capital since 2007. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. from 2004 to 2007 most recently as Vice President of Public Marketing and On-line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells has been a member of our Board since August 2008.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2011

Randall T. Mays, age 43, has served as our Chief Financial Officer since August 2005 and has been a member of our Board since April 1997. Mr. R. Mays has served as Chairman of the Board of Directors of Live Nation, Inc. since August 2005. Mr. R. Mays was also appointed Executive Vice President and Chief Financial Officer of Clear Channel Communications, Inc. in February 1997 and was appointed Secretary in April 2003. Mr. R. Mays relinquished his duties as Secretary in May 2006. He was appointed President of Clear Channel Communications, Inc. in February 2006. Upon the closing of the Merger, Mr. R. Mays became a director and the President and Chief Financial Officer of CC Media. Mr. R. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and one of our Board members, and is the brother of Mark P. Mays, our Chief Executive Officer and one of our Board members.

Marsha M. Shields, age 54, has served as a director of Primera Insurance since March 1989. Since June 2002, Mrs. Shields has served as the President of the McCombs Foundation and as Dealer Principal for McCombs Automotive. She has served as Manager of McCombs Family Ltd. since January 2000. Mrs. Shields has been a member of our Board since November 2005.

CODE OF BUSINESS CONDUCT AND ETHICS

Clear Channel Outdoor adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor. If Clear Channel Outdoor makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel Outdoor’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel Outdoor will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor common stock as of April 29, 2009, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel Outdoor to own beneficially more than 5% of Clear Channel Outdoor common stock outstanding. At the close of business on April 29, 2009, there were 40,676,720 shares of Clear Channel Outdoor Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Amount and Nature of Beneficial Ownership		Percent of Class A Common Stock	Percent of Class B Common Stock
Margaret W. Covell	—		—	—
Blair E. Hendrix	—		—	—
Daniel G. Jones	—		—	—
L. Lowry Mays	—		—	—
Mark P. Mays	29,167	(1)	*	—
Randall T. Mays	29,167	(2)	*	—
James M. Raines	10,374	(3)	*	—
Marsha M. Shields	14,500	(4)	*	—
Dale W. Tremblay	14,500	(5)	*	—
Scott R. Wells	—		—	—
Paul J. Meyer	204,150	(6)	*	—
Jonathan D. Bevan	45,495	(7)	*	—
Franklin G. Sisson, Jr.	164,887	(8)	*	—
Clear Channel Holdings, Inc	315,000,000		— (9)	100.0	%(9)
Arnhold & S Bleichroeder Advisers, LLC (10)	10,397,583		25.6%	—
T. Rowe Price Associates, Inc. (11)	9,675,300		23.8%	—
Frank Russell Company. (12)	3,121,497		7.7%	—
GAMCO Investors, Inc. (13)	2,253,400		5.5%	—
All Directors and Executive Officers as a Group (16 persons)	621,148	(14)	1.5%	—

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 12,500 shares subject to options held by Mr. M. Mays.

(2)	Includes 12,500 shares subject to options held by Mr. R. Mays.

(3)	Includes 8,250 shares subject to options held by Mr. Raines.

(4)	Includes 8,250 shares subject to options held by Mrs. Shields.

(5)	Includes 8,250 shares subject to options held by Mr. Tremblay.

(6)	Includes 164,150 shares subject to options held by Mr. Meyer.

(7)	Includes 45,495 shares subject to options held by Mr. Bevan.

(8)	Includes 152,230 shares subject to options held by Mr. Sisson.

(9)	CC Media does not own any of our Class A common stock. The 315.0 million shares owned by CC Media represent 100% of the shares of our Class B common stock. Shares of Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to twenty votes per share upon all matters on which stockholders are entitled to vote.

(10)	Address: 1345 Avenue of the Americas, New York, NY 10105. The reporting stockholder has sole voting power with regard to 7,152,998 of the shares indicated and sole dispositive / investment power with regard to 10,115,956 of the shares indicated. These amounts include approximately 508,527 shares owned by clients of GoodHope Advisers, LLC, an affiliate of the reporting stockholder. Information related to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on February 12, 2009.

(11)	Address: 100 E. Pratt Street, Baltimore, MD 21202. These shares are owned by T. Rowe Price Associates, Inc., together with T. Rowe Price Mid-Cap Growth Fund, Inc. T. Rowe Price Associates, Inc. has sole voting power with regard to 1,530,200 of the shares indicated and sole dispositive / investment power with regard to 9,595,100 of the shares indicated: T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with regard to 4,500,000 of the shares indicated. Information related to these reporting stockholders is based on the stockholders’ Schedule 13G/A filed with the SEC on February 11, 2009.

(12)	Address: 909 A. Street, Tacoma, WA 98402. The reporting stockholder has sole voting and shared dispositive / investment power with regard to the shares indicated. Information related to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 17, 2009.

(13)	Address: One Corporate Center, Rye NY 10580. Information related to this reporting stockholder is based on the stockholder’s Schedule 13D filed with the SEC on April 16, 2009.

(14)	Includes 471,238 shares subject to options held by such persons.

On July 30, 2008, Clear Channel Communications, Inc. completed its merger with a subsidiary of CC Media Holdings, Inc., a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Clear Channel Communications, Inc. is now owned indirectly by CC Media Holdings, Inc.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2008, relating to Clear Channel Outdoor’s equity compensation plan pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan category	Number of securities to be issued upon exercise price of outstanding options, warrants and rights	Weighted-average exercise price of outstanding warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	8,063,192	$21.0753	33,023,098	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	8,063,192	$21.0753	33,023,098	(2)

(1)	The plan is the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan.

(2)	All 33,023,098 shares may be issued in the form of director shares, restricted stock, performance awards and other stock-based awards (i.e., bonus shares and other forms of equity-based awards).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dale W. Tremblay – Chairman,

James M. Raines

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding Clear Channel Outdoor and individual performance measures and other goals. These goals are disclosed in the limited context of Clear Channel Outdoor’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Clear Channel Outdoor specifically cautions investors not to apply these statements to other contexts.

Overview and Objectives of our Compensation Program

Clear Channel Outdoor believes that compensation of its named executive officers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel Outdoor’s compensation program is to attract, retain, and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of Clear Channel Outdoor’s named executive officers with the interests of Clear Channel Outdoor’s stockholders.

Overall, Clear Channel Outdoor has designed its compensation program to:

•	Support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	Recruit, motivate, and retain executive talent; and

•	Create a strong performance alignment with stockholders.

Clear Channel Outdoor seeks to achieve these objectives through a variety of compensation elements:

•	Annual base salary;

•	An annual incentive bonus, the amount of which is dependent on the performance of Clear Channel Outdoor and, for one or more executives, individual performance during the prior fiscal year;

•

Long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	Other executive benefits and perquisites.

Chief Executive Officer and Chief Financial Officer Compensation

Our Chief Executive Officer, Mr. Mark Mays, simultaneously serves as the Chief Executive Officer of our indirect parent, CC Media Holdings, Inc., sometimes referred to herein as “CCMH.” Our Chief Financial Officer, Mr. Randall Mays, simultaneously serves as the President and Chief Financial Officer of CCMH. Messrs. Mark and Randall Mays are compensated by CCMH, and we reimburse CCMH for their services pursuant to a Corporate Services Agreement between us and Clear Channel Management Services, L.P. The compensation for Messrs. Mark and Randall Mays is set by the Compensation Committee of the Board of Directors of CCMH. Clear Channel Outdoor’s Compensation Committee (the “Committee”) has no involvement in recommending or approving Messrs. Mark and Randall Mays’ compensation.

Pursuant to the Corporate Services Agreement referenced above, a portion of Messrs. Mark and Randall Mays’ base salary and annual incentive bonus in 2008 was allocated to us, as reflected in the 2008 Summary Compensation Table set forth below. These allocations were made based on Clear Channel Outdoor’s 2007 OIBDAN (as defined below) as a percentage of Clear Channel Communications Inc.’s 2007 OIBDAN. Accordingly, 41% of Messrs. Mark and Randall Mays’ base salary and annual incentive bonus in 2008 were allocated to us. Clear Channel Outdoor and CCMH considered these allocations to be a reflection of the utilization of services provided.

All references in this Compensation Discussion and Analysis to compensation policies and practices for Clear Channel Outdoor’s executive officers should be read to exclude the compensation policies and practices applicable to our Chief Executive Officer and Chief Financial Officer. Accordingly, references in this Compensation Discussion and Analysis to our named executive officers are intended to include, collectively, Paul J. Meyer, our President and Chief Executive Officer–Americas and Asia/Pacific; Jonathan D. Bevan, our Chief Financial Officer–International; and Franklin G. Sisson, Jr., our Global Director–Sales and Marketing.

Compensation Practices

The Committee determines total compensation, as well as the individual components of such compensation, of Clear Channel Outdoor’s named executive officers on an annual basis. All compensation decisions are made within the scope of any employment agreement.

In making decisions with respect to each element of executive compensation, the Committee considers total compensation that may be awarded to the executive, including salary, annual incentive bonus, and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus, and long-term incentive compensation delivered through equity awards) to award the named executive officers. These factors may include, among others:

•	The terms of any employment agreement;

•	Mr. Meyer’s and Mr. Mark Mays’ recommendations (other than for themselves);

•

In the case of Mr. Meyer, how proposed amounts of his total compensation compare to amounts paid to similarly situated executives of the Media Peers (as defined below) both for the prior year and over a multi-year period;

•	The value of equity awards granted in prior years;

•	Internal pay equity considerations; and

•	Broad trends in executive compensation generally.

The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

In 2008, the Committee engaged Hewitt Associates, an independent leading national executive compensation consulting firm, to develop and provide market pay data (including base salary, bonus, total cash compensation, long-term incentive compensation, and total compensation data) to better evaluate the appropriateness and competitiveness of overall compensation paid to Mr. Meyer. Compensation objectives for Mr. Meyer were developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (the “Media Peers”). Mr. Meyer’s individual pay components and total compensation were benchmarked against similarly situated executives of the Media Peers.

The Media Peers included Belo Corp., Dow Jones & Co. Inc., Interpublic Group of companies, Inc., JC Decaux, Lamar Advertising Company, New York Times Co., Reader’s Digest Association Inc., Scholastic Corp., Tribune Company, Washington Post Co., and Yahoo! Inc. The Media Peers were selected by Hewitt, with consultation of the Committee, based on business industry sector, selected financial criteria, and pay data availability for top executive positions.

Set forth below is a table showing the compensation of executives of the Media Peers similarly situated to Mr. Meyer:

Company	Revenue ($M)	Executive (1)	Salary	Bonus Total (2)	Total Cash Compensation	Total Long-Term (Black- Scholes)	Total Compensation
BELO CORP	$1,588	SANDER, JOHN L. (JACK)	$700,000	$685,000	$1,385,000	$1,034,388	$2,419,388
DOW JONES & CO INC	$1,784	CROVITZ, L. GORDON	$588,099	$360,000	$948,099	$1,138,780	$2,086,879
INTERPUBLIC GROUP OF COMPANIES, INC.	$6,191	DOONER, JR., JOHN J.	$1,250,000	$1,662,500	$2,912,500	$2,509,665	$5,422,165
JC DECAUX	$1,946	DECAUX, JEAN-CHARLES	$1,408,013	$1,369,745	$2,777,758	N/A	$2,777,758
LAMAR ADVERTISING CO	$1,120	REILLY, SEAN E.	$500,000	$250,000	$750,000	$2,178,000	$2,928,000
NEW YORK TIMES CO	$3,290	HEEKIN-CANEDY, SCOTT H.	$522,500	$365,750	$888,250	$729,170	$1,617,420
READERS DIGEST ASSOCIATION INC.	$2,386	GARDNER, THOMAS D.	$517,170	$312,000	$829,170	$834,690	$1,663,860
SCHOLASTIC CORP	$2,179	MAYER, MARGERY W.	$611,769	$309,000	$920,769	$345,510	$1,266,279
TRIBUNE CO	$5,518	SMITH, SCOTT C.	$578,365	$460,000	$1,038,365	$1,496,601	$2,534,966
WASHINGTON POST CO	$3,905	MORSE, JR., JOHN B.	$585,000	$292,500	$877,500	$149,120	$1,026,620
YAHOO INC	$6,426	ROSENSWEIG, DANIEL	$500,000	$1,000,000	$1,500,000	$27,556,500	$29,056,500
25th %ile	$1,865		$519,835	$310,500	$882,875	$755,550	$1,640,640
50th %ile	$2,386		$585,000	$365,750	$948,099	$1,086,584	$2,419,388
75th %ile	$4,711		$655,885	$842,500	$1,442,500	$2,007,650	$2,852,879

(1)	Peer executive make-up includes six Group Presidents, two Chief Operating Officers, two Chief Executive Officers/Vice Chairmen, and one Chief Financial Officer.

(2)	“Bonus total” for Belo Corp, JC Decaux and Readers Digest Association Inc. reflects actual bonus values, and “bonus total” for all other listed peers reflects target bonuses.

The Committee aims to set each of Mr. Meyer’s (a) total cash compensation (base salary and annual incentive bonus), (b) long-term incentive compensation, and (c) total compensation between the 50th and 75th percentile of the Media Peers. Notwithstanding, such elements of pay may from time to time be above or below these percentiles as the Committee deems appropriate due to performance or prevailing market conditions for executive talent. The Committee does not benchmark the other named executive officers’ compensation.

Hewitt did not perform an assessment of Messrs. Bevan’s or Sisson’s compensation, and the Committee relied instead on Messrs. M. Mays’ and Meyer’s recommendations regarding the appropriateness and competitiveness of their base salaries, bonus opportunities, and long-term incentive compensation.

Elements of Compensation

The Committee believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables Clear Channel Outdoor to meet the requirements of the highly competitive environment in which Clear Channel Outdoor operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on Clear Channel Outdoor’s financial performance, individual performance, or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel Outdoor’s stockholders.

Clear Channel Outdoor’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Purpose. The objective of base salary is to compensate an executive for job responsibilities, value to Clear Channel Outdoor, and individual performance with respect to market competitiveness.

Administration. Base salaries for the named executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary are based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question and other similarly situated executives of the Media Peers, and general competitive pay practices.

We have entered into employment agreements with Messrs. Meyer and Bevan pursuant to which their initial base salaries were set. Accordingly, we are required to compensate Messrs. Meyer and Bevan in accordance with their respective employment agreements. Clear Channel Outdoor believes that the employment agreements with Mr. Meyer and Mr. Bevan are in the best interests of Clear Channel Outdoor to assure continuity of management. Clear Channel Outdoor has not entered into employment agreements with any of the other named executive officers.

In reviewing base salaries, the Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus, which is tied to our financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. In 2008, the named executive officers received the following base salary increase:

Named Executive Officer	2007 Rate of Base Salary	2008 Rate of Base Salary	Percentage Increase
Paul J. Meyer	$650,000	$675,000	3.9%
Jonathan D. Bevan (1)	£193,500	£205,500	6.2%
Franklin G. Sisson, Jr.	$360,000	$380,000	5.6%

(1)	Compensation values for Mr. Bevan are shown in British Pounds. Converting Mr. Bevan’s compensation from British Pounds into US dollars at the average exchange rates of £1 = $2.0018 and £1 = $1.8525 for the years ended December 31, 2007 and 2008, respectively, results in a rate of base salary for 2007 and 2008 of $387,348 and $380,689, respectively.

The rate of base salary for Messrs. Meyer, Bevan and Sisson were each increased in 2008 based on a subjective evaluation of their general performance and expected competitive pay practices for the 2008 fiscal year.

Annual Incentive Bonus

Purpose. Clear Channel Outdoor’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with long-term growth of stockholder value.

Administration. Each of our named executive officers, other than Messrs. Mark and Randall Mays, participates in the Clear Channel Outdoor 2006 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability, and value of Clear Channel Outdoor and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. Awards granted under the Annual Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Performance goals are set pursuant to an extensive annual operating plan developed by Mr. Meyer in consultation with other senior executive officers of Clear Channel Outdoor. Mr. Meyer makes recommendations as to the compensation levels and performance goals of the other named executive officers to the Committee for its review, consideration, and approval. The Committee has complete discretion to accept, reject, or modify the recommendations of Mr. Meyer.

In 2008, (a) Mr. Meyer’s performance goals were based on year-over-year growth in OIBDAN (as defined below), on a company-wide basis, and other performance measures that best reflect his position and responsibilities, (b) Mr. Sisson’s performance goals were based on year-over-year growth in EBITDA (as defined below) of the Americas Division, year-over-year growth in EBITDA of the International Division and other performance measures that best reflect his position and responsibilities, and (c) Mr. Bevan’s performance goal was based on year-over-year growth in OIBAN (as defined below) of the International Division, which best reflects his position and responsibilities.

The annual incentive bonus was paid in cash in 2008. The total annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable. Below a minimum threshold level of performance, no award may be granted pursuant to the objective performance goal, and the Committee may, in its discretion, reduce the award pursuant to either objective or individual performance goals, as applicable.

The annual incentive bonus process for each of the named executive officers involves four basic steps:

•	At the outset of the fiscal year:

Set performance goals for the year for Clear Channel Outdoor and each participant; and

Set target bonus for each participant, if applicable.

•	After the end of the fiscal year:

Measure actual performance (individual and company-wide) against the predetermined Clear Channel Outdoor goals and any individual performance goals to determine the preliminary bonus; and

Make adjustments to the preliminary bonus calculation to reflect Clear Channel Outdoor’s performance relative to the performance of the Media Peers, as applicable.

Analysis. For 2008, the performance-based goals applicable to the named executive officers are set forth below:

Paul J. Meyer

Mr. Meyer’s 2008 performance-based goals consisted of (a) year-over-year growth in OIBDAN on a company-wide basis (weighted at 80%), (b) development of management team (weighted at 5%), (c) implementation of digital signs (weighted at 5%), (d) implementation of strategic initiatives set by the Board of Directors (weighted at 5%), and (e) enhancement of understanding of confluence of CCOH and CCMH strategic goals among management team (weighted at 5%).

“OIBDAN” is defined as operating income before depreciation, amortization, non-cash compensation expense, and gain or loss on disposition of assets. Clear Channel Outdoor calculates OIBDAN by adjusting net income to exclude non-cash compensation and the following line items presented in its statement of operations: (a) minority interest income (expense), (b) income tax (expense) benefit, (c) other income (expense) – net, (d) equity in earnings of nonconsolidated affiliates, (e) gain (loss) on marketable securities, (f) interest expense, (g) gain (loss) on disposition of assets – net, and (h) depreciation and amortization.

It is believed that OIBDAN is one of the best quantifiable indicators of operating performance for this position; therefore, 80% of Mr. Meyer’s bonus opportunity was based on OIBDAN growth. This measure is an important indicator of Clear Channel Outdoor’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. OIBDAN is among the primary measures used by management for (a) planning and forecasting of future periods, and (b) evaluating companies as potential acquisition targets. In addition, this measure is among the primary measures used externally by Clear Channel Outdoor’s investors, analysts, and peers in its industry for purposes of valuing and comparing the operating performance of Clear Channel Outdoor to other companies in its industry. Mr. Meyer was also charged with four qualitatively evaluated initiatives that were deemed by the Board of Directors to be critical to Clear Channel Outdoor’s short and long term success and that will drive future stockholder value, each of which represented 5% of his bonus opportunity.

Mr. Meyer’s aggregate target bonus for 2008 was set at $750,000, which was the same amount as in 2007. Set forth below is a table showing the potential performance-based bonus opportunities for Mr. Meyer for 2008:

OIBDAN Growth (objective)			Development of Management Team (subjective)		Implementation of Digital Signs (subjective)		Implementation of Strategic Initiatives (subjective)		Enhancement of Understanding of Confluence of CCOH and CCMH (subjective)		Total Potential Performance–Based Bonus
Growth Rate	Bonus Amount ($)		Bonus Amount ($) (1)		Bonus Amount ($) (1)		Bonus Amount ($) (1)		Bonus Amount ($)		Total Bonus ($)		% of $750,000 Targeted Bonus Opportunity
0$	—		—		—		—		—		—		—
1.0%	60,000		3,750		3,750		3,750		3,750		75,000		10.0%
1.8%	120,000		7,500		7,500		7,500		7,500		150,000		20.0%
2.2%	180,000		11,250		11,250		11,250		11,250		225,000		30.0%
2.8%	240,000		15,000		15,000		15,000		15,000		300,000		40.0%
3.4%	300,000		18,750		18,750		18,750		18,750		375,000		50.0%
4.0%	360,000		22,500		22,500		22,500		22,500		450,000		60.0%
4.5%	420,000		26,250		26,250		26,250		26,250		525,000		70.0%
5.0%	480,000		30,000		30,000		30,000		30,000		600,000		80.0%
5.5%	540,000		33,750		33,750		33,750		33,750		675,000		90.0%
6.0%	600,000	*	37,500	*	37,500	*	37,500	*	37,500	*	750,000	*	100.0%
6.6%	690,000		43,125		43,125		43,125		43,125		862,500		115.0%
7.2%	780,000		48,750		48,750		48,750		48,750		975,000		130.0%
7.8%	870,000		54,375		54,375		54,375		54,375		1,087,500		145.0%
8.4%	960,000		60,000		60,000		60,000		60,000		1,200,000		160.0%
9.0%	1,050,000		65,625		65,625		65,625		65,625		1,312,500		175.0%
9.6%	1,140,000		71,250		71,250		71,250		71,250		1,425,000		190.0%
10.2%	1,230,000		76,875		76,875		76,875		76,875		1,537,500		205.0%
10.8%	1,320,000		82,500		82,500		82,500		82,500		1,650,000		220.0%
11.4%	1,410,000		88,125		88,125		88,125		88,125		1,762,500		235.0%
12.0%	1,500,000		93,750		93,750		93,750		93,750		1,875,000		250.0%

*	Target Bonus

(1)	Amounts reflect a range of the values for the respective qualitatively evaluated initiatives. The actual award for any qualitatively evaluated initiative may be for an amount between $0 and $93,750.

Mr. Meyer’s total annual incentive bonus for 2008 was $175,000, as further described below.

Clear Channel Outdoor’s OIBDAN growth for 2008 was negative, resulting in no award for the OIBDAN growth component of Mr. Meyer’s performance-based bonus. Mr. Meyer was awarded $37,500, $50,000, $37,500, and $50,000 for his performance pertaining to the four subjective qualitative components, respectively, of his performance-based bonus.

As discussed above, the Committee aims to set Mr. Meyer’s total cash compensation (base salary and annual incentive bonus) between the 50th and 75th percentile of the Media Peers. Taking into account Mr. Meyer’s 2008 base salary and annual incentive bonus, Mr. Meyer’s total cash compensation in 2008 was $847,115, which fell slightly below the 25th percentile of the Media Peers. The Committee deems Mr. Meyer’s 2008 total cash compensation appropriate in light of the negative year-over-year growth in 2008 OIBDAN on a company-wide basis.

Franklin G. Sisson, Jr.

Mr. Sisson’s 2008 performance-based goals consisted of (a) year-over-year growth in EBITDA of the Americas Division (weighted at 80%), and (b) year-over-year growth in EBITDA of the International Division (weighted at 20%).

“EBITDA” is defined as operating income before interest, taxes, depreciation, and amortization. Clear Channel Outdoor calculates EBITDA by adjusting net income of the applicable division to exclude the following: (a) interest expense, (b) income tax (expense) benefit, (c) depreciation expense, and (d) amortization expense.

It is believed that EBITDA is one of the best quantifiable indicators of operating performance for this position; therefore, Mr. Sisson’s bonus opportunity was based on EBITDA growth in the Americas Division and International Division. This measure is an important indicator of Clear Channel Outdoor’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities.

Set forth below is a table showing the potential performance-based bonus opportunity for Mr. Sisson for 2008:

EBITDA Growth	Americas Bonus Amount ($)	International Bonus Amount	Total Potential Performance– Based Bonus
0%	—	—	—
1%	27,360	6,840	34,200
2%	54,720	13,680	68,400
3%	82,080	20,520	102,600
4%	109,440	27,360	136,800
5%	136,800	34,200	171,000
6%	167,200	41,800	209,000
7%	197,600	49,400	247,000
8%	228,000	57,000	285,000
9%	258,400	64,600	323,000
10%	288,800	72,200	361,000
11% *	322,240	80,560	402,800

*	For each 1% growth in EBITDA over 10%, additional bonus amount is equal to 11% of Mr. Sisson’s 2008 rate of base salary with no maximum aggregate bonus opportunity.

Mr. Sisson did not earn an annual incentive bonus for 2008, as Clear Channel Outdoor’s EBITDA growth in the Americas Division and International Division for 2008 were both negative.

In addition to the above objective performance-based bonus, Mr. Sisson was eligible to earn an annual incentive bonus based upon his leadership in the blueprinting process, the amount of which was $50,000 for threshold performance, $100,000 for target performance and $150,000 for maximum performance. Based upon the Committee’s subjective determination, Mr. Sisson earned a bonus of $150,000 for his leadership in the blueprinting process.

Jonathan D. Bevan

Mr. Bevan’s 2008 performance-based goal consisted of year-over-year growth in OIBAN of the International Division. “OIBAN” is defined as operating income before amortization, non-cash compensation expense, and gain or loss on disposition of assets. OIBAN is calculated by adjusting net income to exclude non-cash compensation and the following line items presented in the statement of operations: (a) minority interest income (expense), (b) income tax (expense) benefit, (c) other income (expense) – net, (d) equity in earnings of nonconsolidated affiliates, (e) gain (loss) on marketable securities, (f) interest expense, (g) gain (loss) on disposition of assets – net, and (h) amortization.

It is believed that OIBAN is one of the best quantifiable indicators of operating performance for this position; therefore, Mr. Bevan’s bonus opportunity was based on OIBAN growth for the International Division, which best reflects his respective contribution to outstanding divisional performance. This measure is an important indicator of Clear Channel Outdoor’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities.

Mr. Bevan’s performance-based bonus opportunity was capped at 150% of his 2008 rate of base salary. Set forth below is a table showing the potential performance-based bonus opportunity for Mr. Bevan for 2008:

OIBAN Growth	Bonus Amount ($)
0%	—
1%	11,421
2%	22,841
3%	34,262
4%	45,683
5%	57,103
6%	68,524
7%	79,945
8%	91,365
9%	102,786
10%	114,207
11%	129,434
12%	144,662
13%	159,889
14%	175,117
15%	190,345
16%	209,379
17%	228,413
18%	247,448
19%	266,482
20%	285,517
21%	308,358
22%	331,199
23%	354,041
24%	376,882
25%	399,723
26%	422,565
27%	445,406
28%	468,247
29%	491,089
30%	513,930
31%	536,771
32%	559,613
≥33%	571,034

Mr. Bevan did not earn an annual incentive bonus for 2008, as Clear Channel Outdoor’s OIBAN growth in the International Division in 2008 was negative.

The Committee believes that OIBDAN, EBITDA and OIBAN are all comparable measures, as they are each reflective of (a) Clear Channel Outdoor’s financial performance, including any operational improvements, (b) Clear Channel Outdoor’s ability to generate cash flow from operations, and (c) Clear Channel Outdoor’s growth and return to stockholders. Each of these measures excludes certain expenses (as further described above) that the Committee believes have little or no bearing on Clear Channel Outdoor’s day-to-day operating performance. Currently, the Committee intends to use the same performance-based financial measure for each of the named executive officers in the future.

Long-Term Incentive Compensation

Purpose. The long-term incentive compensation element provides an award that is performance-based. The objective of the program is to align compensation of the named executive officers over a multi-year period directly with the interests of stockholders of Clear Channel Outdoor by motivating and rewarding creation and preservation of long-term stockholder value. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the overall goals of the compensation program described above. Long-term incentive compensation may be paid in cash, stock options, and restricted stock.

Clear Channel Outdoor’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) is moderately broad-based, with 569 employees at all levels holding outstanding stock incentive awards as of December 31, 2008. Equity ownership for all executive officers and the broad-based employee population is important for purposes of incentive, retention, and alignment with stockholders.

In prior years, including 2007, the Committee has granted the named executive officers long-term incentive compensation in the form of stock options and restricted stock awards. These two vehicles reward stockholder value creation in slightly different ways. Stock options (which have an exercise price equal to our common stock price at the date of grant) reward executives only if such stock price increases over the stock options’ exercise price. However, with respect to restricted stock awards, the named executive officers generally receive compensation immediately upon vesting of such awards whether such common stock price has or has not increased from the grant date of such awards. To help ensure our named executive officers are focused on creating stockholder value through appreciation of Clear Channel Outdoor’s common stock price, the named executive officers’ long-term incentive compensation was paid solely in the form of stock options in 2008.

Stock Options. The long-term incentive compensation element calls for stock options to be granted with respect to shares of Class A common stock with exercise prices of not less than fair market value of Clear Channel Outdoor’s common stock on the date of grant and to vest in 25% increments annually beginning on the first anniversary of the grant date, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel Outdoor defines fair market value as the closing price on the date of grant. All decisions to award the named executive officers stock options are in the sole discretion of the Committee.

Analysis

In 2008, Messrs. Meyer, Sisson, and Bevan received stock options for 151,069, 81,107, and 55,000 shares of common stock, respectively, under the Stock Incentive Plan.

The amount of Mr. Meyer’s stock option award was primarily based upon (a) the market pay data of the Media Peers, (b) Mr. Meyer’s general performance, including his performance relative to the previously cited four qualitatively evaluated initiatives, (c) internal pay equity relative to other key employees of Clear Channel Outdoor, and (d) the value of equity awards granted in prior years.

As discussed above, the Committee aims to set Mr. Meyer’s long-term incentive compensation between the 50th and 75th percentile of the Media Peers. Mr. Meyer’s long-term incentive compensation in 2008 fell between the 50th and 75th percentile of the Media Peers. Mr. Meyer’s 2008 total compensation (the sum of base salary, annual incentive bonus, and long-term incentive compensation) fell between the 25th and 50th percentile of the Media Peers. The Committee deems Mr. Meyer’s 2008 total cash compensation appropriate in light of the negative year-over-year growth in 2008 OIBDAN.

The amount of Messrs. Sisson’s and Bevan’s stock option award was primarily based upon internal pay equity relative to other key employees of Clear Channel Outdoor (including the share amount and value of equity awards granted in prior years).

As described above, the Committee considered internal pay equity when determining the amount of stock options to grant to Messrs. Meyer, Sisson, and Bevan. However, the Committee did so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives of Clear Channel Outdoor.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates. The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers, is typically in February and for non-employee directors is typically in April.

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, as applicable, to newly-hired or newly-promoted employees are made at the regularly scheduled meeting of the Board of Directors following his or her hire or promotion.

Initial Equity Award Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock options and other equity awards, as applicable, to newly-elected non-employee directors are generally made at the regularly scheduled meeting of the Board of Directors following their election. If a non-employee director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.

Timing of Equity Awards. Clear Channel Outdoor does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Committee prior to granting equity awards, the Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Clear Channel Outdoor provides the following personal benefits to one or more of the named executive officers: (a) reimbursement for claims and administrative expenses under the Clear Channel Outdoor Medical Executive Reimbursement Plan, (b) certain pension benefits, (c) personal club membership, (d) company matching 401(k) contributions, and (e) car allowance.

Clear Channel Outdoor has a Medical Executive Reimbursement Plan (MERP) in place for Paul Meyer that reimburses Mr. Meyer for out-of-pocket medical, dental, and vision expenses that are not paid by the health plan that is available to all full-time employees. After claims are paid through the general health plan, co-payments, coinsurance, and ineligible expenses are reimbursed to Mr. Meyer through the MERP. In 2008, we paid $7,595 in claims and administrative expenses. Clear Channel Outdoor seeks to provide competitive benefits to promote the health and well-being of Mr. Meyer, which the Committee believes is in the long-term interests of stockholders.

Mr. Bevan participates in the Clear Channel UK Defined Benefit Pension Scheme, which is a pension plan that we sponsor for certain employees in the United Kingdom. The pension scheme provides pension income at retirement based on service and salary at retirement. Participation is elective, and participants are required to contribute to the pension scheme if they participate. The pension scheme is closed to new entrants, but approximately one-third of UK employees participate in the pension scheme. See the discussion of the pension scheme with respect to Mr. Bevan under the heading “Clear Channel UK Defined Benefit Pension Scheme” set forth below in this proxy statement.

The Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Committee reviews these benefits and perquisites. However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation, they do not materially influence the Committee’s decision in setting such officers’ total compensation. For further discussion of these benefits and perquisites, please refer to the 2008 Summary Compensation Table set forth below in this proxy statement.

Change-in-Control and Severance Arrangements

Pursuant to Messrs. Meyer’s and Bevan’s employment agreements, they are entitled to certain severance payments upon their termination with Clear Channel Outdoor. Additionally, under the terms of the Stock Incentive Plan, and related forms of stock option agreement and restricted stock award agreement, the named executive officers are entitled to certain other benefits upon their termination and a change in control of Clear Channel Outdoor. For further discussion of these severance payments and benefits, see the heading “Potential Post-Employment Payment,” set forth below in this proxy statement.

The Committee does not view the potential benefits conferred upon a change in control of Clear Channel Outdoor as additional elements of compensation due to the fact that a change in control may never occur. The Committee believes that these arrangements allow the named executive officers to focus their attention and energy on Clear Channel Outdoor’s business without any distractions regarding the effects of a change in control, and assists us in maximizing stockholder value by allowing the named executive officers to participate in an objective review of any proposed transaction and whether such transaction is in the best interest of the stockholders.

Roles and Responsibilities

Role of the Committee. The Committee is primarily responsible for conducting reviews of Clear Channel Outdoor’s executive compensation policies and strategies and overseeing and evaluating Clear Channel Outdoor’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•	Evaluating and approving goals and objectives relevant to the compensation of the named executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level of the named executive officers;

•	Evaluating and approving all grants of equity-based compensation to the named executive officers;

•	Recommending to the Board of Directors compensation policies for outside directors; and

•	Reviewing performance-based and equity-based incentive plans for the named executive officers and reviewing other benefit programs presented to the Committee by Messrs. M. Mays and Meyer.

Role of Executive Officers. As set forth below, Messrs. M. Mays and Meyer are both involved in recommending the form and amount of executive compensation. They jointly provide reviews and recommendations for the Committee’s consideration, and manage Clear Channel Outdoor’s executive compensation programs, policies, and governance. Their direct, joint responsibilities include, but are not limited to:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;

•	Recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	Recommending pay levels, payout, and awards for the named executive officers (except that Mr. Meyer does not make such recommendations for himself).

The Committee has the responsibility for administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code. These duties included, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Committee. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To this end, the Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the Stock Incentive Plan, in accordance with the requirements of FAS 123R.

SUMMARY COMPENSATION

The Summary Compensation table shows certain compensation information for the years ended December 31, 2008, 2007 and 2006 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non – Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Mark P. Mays – Chief Executive Officer (PEO)*	2008	366,950	(4)	1,845,000	(4)	120,878	286,974	—	—	—		2,619,802
	2007	313,250	(4)	2,318,750	(4)	70,512	229,367	—	—	—		2,931,879
	2006	313,250	(4)	2,318,750	(4)	—	148,719	—	—	—		2,780,719
Randall T. Mays – Chief Financial Officer (PFO)**	2008	358,750	(5)	1,845,000	(5)	120,878	286,974	—	—	—		2,611,602
	2007	306,250	(5)	2,318,750	(5)	70,512	229,367	—	—	—		2,924,879
	2006	303,917	(5)	2,318,750	(5)	—	148,719	—	—	—		2,771,386
Paul J. Meyer – President and Chief Operating Officer	2008	672,115		—		290,101	688,598	175,000	—	20,545	(6)	1,846,359
	2007	647,115		—		169,226	582,757	1,484,766	—	18,470		2,902,334
	2006	622,404		895,000		—	601,389	—	—	9,340		2,128,133
Franklin G. Sisson, Jr. – Executive Vice President — Sales and Marketing	2008	374,583		—		84,615	388,465	150,000	—	5,750	(7)	1,003,413
	2007	353,538		—		49,359	279,380	157,320	—	5,625		845,222
	2006	325,000		194,125		—	230,332	—	—	6,259		755,716
Jonathan D. Bevan – Chief Financial Officer —International (8)	2008	377,217		—		110,590	160,916	—	0	111,028	(9)	759,751
	2007	390,353		—		84,500	82,674	536,605	91,032	104,564		1,289,728
	2006	331,686		55,281		47,130	41,834	—	95,740	84,359		656,030

*	“PEO” refers to principal executive officer.

**	“PFO” refers to principal financial officer.

(1)	Amounts reflect the compensation expense recognized for stock option and restricted stock awards, as applicable, by Clear Channel Outdoor for financial statement reporting purposes during 2008, 2007 and 2006 in accordance with FAS 123R, except no assumptions for forfeitures were included. There were no forfeitures of stock or option awards held by the named executive officers during 2008, 2007 and 2006. See Note K - Shareholders’ Equity in Appendix A page A-61 of this document for the complete disclosure of the assumptions made in the valuation of our stock and option awards.

(2)	Amounts reflect cash payouts for the respective fiscal year under the Clear Channel Outdoor 2006 Annual Incentive Plan pursuant to certain pre-established performance goals. Only Messrs. Meyer, Sisson, and Bevan participate in the Clear Channel Outdoor 2006 Annual Incentive Plan. For further discussion of the 2008 pre-established performance goals, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above.

(3)	Amounts reflect the increase in Mr. Bevan’s actuarial present value of accumulated pension benefits during 2007 and 2006 under the UK Clear Channel Retirement Benefit Scheme. Mr. Bevan’s actuarial present value of accumulated pension benefit decreased $81,392 under the UK Clear Channel Retirement Benefit Scheme during 2008. The Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan does not provide for above-market or preferential earnings.

(4)	Mr. M. Mays’ salary earned during each of the years ended December 31, 2008, 2007 and 2006 was $895,000 of which, 366,950, $313,250 and $313,250, respectively, was reimbursed by the Company to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP (the “Corporate Services Agreement”). Mr. M. Mays’ bonus earned during the years ended December 31, 2008, 2007 and 2006 was and $4,500,000, $6,625,000 and $6,625,000, respectively, of which $1,845,000, $2,318,750, and $2,318,750 was reimbursed by the Company to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. See the “Compensation Discussion and Analysis–Chief
Executive Officer and

Chief Financial Officer Compensation” section of this proxy statement set forth above for further discussion of the methodology used to allocate a portion of Mr. M. Mays’ 2008 base salary and bonus to Clear Channel Outdoor.

(5)	Mr. R. Mays’ salary earned during the year ended December 31, 2008, 2007 and 2006 was $875,000 of which, $358,750, $306,250 and $303,917, respectively, was reimbursed by the Company to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. Mr. R. Mays’ bonus earned during the years ended December 31, 2008, 2007 and 2006 was $4,500,000, $6,625,000 and $6,625,000, respectively, of which $1,845,000, $2,318,750, and $2,318,750 was reimbursed by the Company to CC Media and its predecessor Clear Channel Communications, Inc., as applicable, pursuant to the Corporate Services Agreement. See the “Compensation Discussion and Analysis–Chief Executive Officer and Chief Financial Officer Compensation” section of this proxy statement set forth above for further discussion of the methodology used to allocate a portion of Mr. R. Mays’ 2008 base salary and bonus to Clear Channel Outdoor.

(6)	For 2008, represents personal club membership of $7,200, claims and administrative expenses associated with a Medical Executive Reimbursement Plan of $7,595 and company- matching contributions to the 401(k) Plan of $5,750.

(7)	For 2008, represents company-matching contributions to the 401(k) Plan of $5,750.

(8)	Mr. Bevan is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.8525, £1 = $2.0018 and £1 = $1.8427 for the years ended December 31, 2008, 2007 and 2006, respectively.

(9)	For 2008, represents contracted payment of $31,435 for car allowance and $79,593 in payments to the UK Clear Channel Retirement Benefit Scheme.

On August 5, 2005, Clear Channel Outdoor entered into a new employment agreement with Paul J. Meyer. The initial term of the agreement ended on the third anniversary of the date of the agreement; however the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless either party gives the other one year’s prior written notice of termination. The agreement set Mr. Meyer’s initial base salary of $600,000 for the first year of the agreement; $625,000 for the second year of the agreement; and $650,000 for the third year of the agreement, subject to additional annual raises in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the Committee and is entitled to certain other employee benefits.

Mr. Meyer may terminate his employment at any time upon one year’s written notice. Clear Channel Outdoor may terminate Mr. Meyer for any reason at any time upon one year’s written notice. See the “Potential Post-Employment Payments” section of this proxy statement set forth above for further discussion of Mr. Meyer’s severance arrangements. Mr. Meyer’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a one-year term, and a confidentiality provision with a perpetual term.

On December 3, 2007, Clear Channel Outdoor entered into an employment agreement with Jonathan D. Bevan. The agreement has no specified term, but can generally be terminated by either party without cause upon 12 months prior written notice. The agreement sets Mr. Bevan’s initial base salary at £198,000; subject to additional annual raises at the sole discretion of Clear Channel Outdoor. Mr. Bevan also receives a car allowance, is eligible to receive a performance bonus as decided at the sole discretion of the Committee, and is entitled to certain other employee benefits.

Pursuant to his employment agreement, if Clear Channel Outdoor terminates Mr. Bevan’s employment, Clear Channel Outdoor is obligated to pay Mr. Bevan a pro rata portion of his annual bonus for the fiscal year in which his employment was terminated. Such bonus payment will be calculated at fiscal yearend based on actual audited results and will be paid in lump sum as soon as possible at the commencement of the following fiscal year. Mr. Bevan’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a nine-month term, and a confidentiality provision with a perpetual term.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS DURING 2008

			Estimated Possible Payouts Under Non-Equity Incentive Awards			All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(8)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mark P. Mays	—		—	—	—	—	—	—
Randall T. Mays	—		—	—	—	—	—	—
Paul J. Meyer
Annual Incentive Bonus	2/5/08	(1)	0	750,000	1,875,000
Stock Option Award	2/5/08	(2)				151,069	20.64	1,072,590
Franklin G. Sisson, Jr.
Annual Incentive Bonus	2/5/08	(3)	0	380,000	—
Blueprinting Incentive Bonus	2/5/08	(4)	50,000	100,000	150,000
Stock Option Award	2/5/08	(5)				81,107	20.64	575,860
Jonathan D. Bevan
Annual Incentive Bonus	2/5/08	(6)	0	380,689	571,034
Stock Option Award	2/5/08	(7)				55,000	20.64	390,500

(1)	On 2/5/08, Mr. Meyer was granted a cash incentive award based upon achieving (a) various levels of year-over-year growth in OIBDAN on a company-wide basis, (b) development of management team, (c) implementation of digital signs, (d) implementation of strategic initiatives set by the Board, and (e) enhancement of understanding of confluence of CCOH and CCMH strategic goals among management team. For further discussion of Mr. Meyer’s 2008 cash incentive award, including the cash payout levels for each of the five, separate performance measures, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above. This award was granted under the Clear Channel Outdoor 2006 Annual Incentive Plan.

(2)	On 2/5/08, Mr. Meyer was granted stock options for 151,069 shares of common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date.

(3)	On 2/5/08, Mr. Sisson was granted a cash incentive award based upon achieving (a) year-over-year growth in EBITDA of the Americas Division, and (b) year-over-year growth in EBITDA of the International Division. There is no maximum payout for this award. The target amount has been set at Mr. Sisson’s 2008 rate of base salary, which was the general expectation of the Subcommittee when the award was approved. For further discussion of Mr. Sisson’s 2008 cash incentive award, including the cash payout levels for each of the two, separate performance measures, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above. This award was granted under the Clear Channel Outdoor 2006 Annual Incentive Plan.

(4)	On 2/5/08, Mr. Sisson was granted a cash incentive award based upon his leadership in the blueprinting process. For further discussion of this cash incentive award, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above. This award was granted under the Clear Channel Outdoor 2006 Annual Incentive Plan.

(5)	On 2/5/08, Mr. Sisson was granted stock options for 81,107 shares of common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date.

(6)	On 2/5/08, Mr. Bevan was granted a cash incentive award based upon achieving various levels of year-over-year growth in OIBAN of the International Division. The target amount has been set at Mr. Bevan’s 2008 rate of base salary, which was the general expectation of the Subcommittee when the award was approved. For further discussion of Mr. Bevan’s 2008 cash incentive award, including the cash payout levels for this performance measure, see the “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” section of this proxy statement set forth above. This award was granted under the Clear Channel Outdoor 2006 Annual Incentive Plan.

(7)	On 2/5/08, Mr. Bevan was granted stock options for 55,000 shares of common stock under the Clear Channel Outdoor 2005 Stock Incentive Plan, which vest in 25% increments annually beginning on the first anniversary of the grant date.

(8)	Amounts reflect the aggregate grant date fair value of the respective stock option award, computed in accordance with FAS 123R, except no assumptions for forfeitures were included. See Note K—Shareholders’ Equity in Appendix A page A-61 of this proxy statement for the complete disclosure of the assumptions made in the valuation of our stock option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark P. Mays	—		100,000	(1)	18.0000	11/11/15
	12,500	(2)	37,500	(3)	29.0300	5/23/17
							12,501	(4)	76,881
Randall T. Mays	—		100,000	(1)	18.0000	11/11/15
	12,500	(2)	37,500	(3)	29.0300	5/23/17
							12,501	(4)	76,881
Paul J. Meyer	114,183	(5)	—		25.3491	2/19/09
	35,133	(6)	—		20.8463	2/19/10
	91,250	(7)	273,750	(8)	18.0000	11/11/12
	—		151,069	(9)	20.6400	5/16/18
							30,000	(4)	184,500
Franklin G. Sisson, Jr.	43,916	(5)	—		29.6015	10/25/10
	21,958	(10)	—		26.3454	12/14/11
	26,350	(5)	—		25.3491	2/19/09
	21,080	(6)	—		20.8463	2/19/10
	—		35,133	(11)	17.8861	1/12/15
	27,500	(7)	82,500	(8)	18.0000	11/11/12
	8,750	(2)	26,250	(3)	29.0300	5/23/17
	—		81,107	(9)	20.6400	5/16/18
							8,751	(4)	53,819
Jonathan D. Bevan	8,783	(5)	—		25.3491	2/19/09
	8,783	(6)	—		20.8463	2/19/10
	3,293	(12)	9,882	(13)	17.8861	1/12/12
	—		12,500	(14)	19.8500	2/13/13
	6,625	(2)	19,875	(3)	29.0300	5/23/17
	—		55,000	(9)	20.6400	5/16/18
							15,376	(15)	94,562

(1)	Options will vest and become exercisable on November 11, 2010.

(2)	Options became exercisable on May 23, 2008.

(3)	One third of the options will vest and become exercisable on May 23, 2009, 2010 and 2011.

(4)	The restriction lapse and shares become freely tradable with respect to one third of the restricted shares on May 23, 2009, 2010 and 2011.

(5)	Option became exercisable on November 11, 2005.

(6)	Twenty-five percent of the options became exercisable on February 19, 2006 and 2007 and the remaining fifty percent of the options became exercisable on February 19, 2008.

(7)	Options became exercisable on November 11, 2008.

(8)	One third of the options will vest and become exercisable on November 11, 2009 and remaining two thirds of the options will vest and become exercisable on November 11, 2010.

(9)	Twenty-five percent of the options will vest and become exercisable on May 16, 2009, 2010, 2011 and 2012.

(10)	Options became exercisable on December 14, 2006.

(11)	Option will vest and become exercisable on January 12, 2010.

(12)	Options became exercisable on January 12, 2008.

(13)	One third of the options will vest and become exercisable on January 12, 2009 and the remaining two thirds of the options will vest and become exercisable on January 12, 2010.

(14)	Twenty-five percent of the options will vest and become exercisable on February 13, 2009 and 2010 and remaining fifty percent of the options will vest and become exercisable on February 13, 2011.

(15)	The restriction lapse and shares become freely tradable with respect to 781 shares on February 13, 2009, 2,208 shares on May 23, 2009, 1,876 shares on November 11, 2009, 781 shares on February 13, 2010, 2,208 shares on May 23, 2010, 3,750 shares on November 11, 2010, 1,563 shares on February 13, 2011, and 2,209 shares on May 23, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2008.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mark P. Mays	—	—	4,166	$86,153
Randall T. Mays	—	—	4,166	86,153
Paul J. Meyer	—	—	10,000	206,800
Franklin G. Sisson, Jr.	—	—	2,916	60,303
Jonathan D. Bevan	—	—	4,082	54,187

(1)	Represents the amount realized based on the closing market price of Clear Channel Outdoor’s common stock on the applicable vesting date.

PENSION BENEFITS

The following table sets forth certain information concerning pension benefits for the named executive officers at December 31, 2008.

2008 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Mark P. Mays	—	—	—	—
Randall T. Mays	—	—	—	—
Paul J. Meyer	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—
Jonathan D. Bevan (2)	Clear Channel Retirement Benefit Scheme	5	284,253	—

(1)	Amount reflects the actuarial present value of the accumulated benefit at December 31, 2008 based upon the following material assumptions: discount rate of 6.4% per annum; expected return on invested assets of 7.70% per annum; salary increases of 4.20% per annum; inflation of 3.20% per annum; post retirement pension increases of 3.20% per annum and post retirement mortality PA92 (Year of Birth) with medium cohort projections.

(2)	Mr. Bevan is a citizen and resident of the United Kingdom. The present value of the accumulated benefit reported in this table for Mr. Bevan has been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2008 of £1 = $1.4378.

Clear Channel Outdoor operates a pension plan (with defined benefit and defined contribution sections) for eligible employees based in the UK called the Clear Channel Retirement Benefit Scheme (the “Scheme”). There are approximately 163 current employees paying into the defined benefit section. The defined benefit section is closed to employees who joined Clear Channel Outdoor after March 1, 2002 or who joined prior to that date but have now reached the age of 35. Mr. Bevan is the only named executive officer that is a participant of the Scheme and the Scheme is the only defined benefit pension plan operated by Clear Channel Outdoor.

Mr. Bevan, age 37, joined the Scheme on December 1, 2003 and has accrued a total of 5 years and 1 month of pensionable service. As a member of the Scheme, Mr. Bevan contributes 8% of his “Pensionable Salary” per month. “Pensionable Salary” is defined as base salary as of January 1 of each year, and does not include any bonuses, commissions or car allowance. Clear Channel Outdoor contributes 21.1% of Mr. Bevan’s Pensionable Salary to the Scheme. As reported in the 2008 Summary Compensation Table, this amount equaled $79,593 in 2008.

Normal retirement age under the Scheme is 60. In general, the Scheme provides a pension on retirement of 1/45 of “Final Pensionable Salary” for each year and complete month of pensionable service to Clear Channel Outdoor. “Final Pensionable Salary” is defined as (a) the highest average Pensionable Salary in any three consecutive years prior to normal retirement or date of leaving, or (b) Pensionable Salary as of January 1 immediately before the normal retirement date or the date of leaving if higher. However, as Mr. Bevan’s Pensionable Salary exceeds the current notional earnings cap of £117,600 per annum, his benefits under the Scheme would be restricted. Assuming he remained in service until age 60, the maximum pension would be based on two-thirds of his Final Pensionable Salary which is restricted to the earnings cap.

Under the Scheme, Mr. Bevan could elect early retirement at any age after 55 (or earlier if in ill health), subject to Clear Channel Outdoor’s consent. In this case, Mr. Bevan would receive a pension on retirement of 1/45th of his “Final Pensionable Salary,” less an early retirement reduction factor of 3% per annum simple for each year (and pro-rata for each month) for each of the first 5 years that his retirement date precedes his normal retirement date, and by 6% per annum simple (and pro-rata for each month) thereafter. The actual level of pension would then be subject to a maximum of the amount calculated as actual service divided by potential service times two-thirds of the notional earnings cap.

If Mr. Bevan’s pensionable service is terminated prior to being eligible for early retirement, then the following options would be available:

•

To leave his accrued benefits within the Scheme until normal retirement date. His pension would increase broadly in line with increases in the UK Retail Prices Index (to a maximum of 5% per annum) during the period of deferment.

•

To leave his accrued benefits within the Scheme, and then to apply for early retirement once he has reached aged 55 or earlier if in ill-health. The Scheme trustees’ consent would be required, and his pension would be subject to an actuarial reduction for early payment. The reduction factor would be calculated by the actuary at the time of request and may be subject to further restriction by the Scheme’s rules.

•	To transfer the value of his accrued benefits to an alternative pension arrangement.

Where any pension is put in to payment (from normal or early retirement) then the following would generally apply:

•	Mr. Bevan would be given the option of exchanging part of his annual pension for a one-off tax free cash sum. The amount available will depend on the circumstances at the time.

•	If Mr. Bevan predeceased any spouse, then a spouse’s pension of two-thirds of his own pension (ignoring any amount exchanged for a lump sum) would continue for the remainder of her lifetime.

•	Any pension in payment would normally attract increases broadly in line with increases in the UK Retail Prices Index subject to a minimum of 3% and a maximum of 5% per annum.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The named executive officers were eligible to participate in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan in 2008. Under this plan, the named executive officers were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred could have been made in Clear Channel Communications, Inc.’s sole discretion. Participants in the plan allocated their deferrals and any matching credits among different investment options, the performance of which was used to determine the amounts to be paid to participants under the plan.

In connection with Clear Channel Communications, Inc.’s merger with a subsidiary of CCMH on July 30, 2008, the Nonqualified Deferred Compensation Plan was terminated and all account balances were distributed to the participants. Following the merger, CCMH adopted a new Nonqualified Deferred Compensation Plan in which the named executive officers are eligible to participate. None of the named executive officers have elected to participate in the new plan for the year ended December 31, 2008.

The following table reflects nonqualified deferred compensation paid to the named executive officers under the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals / distributions ($)	Aggregate Balance at last FYE ($)
Mark P. Mays	—	—	(5,725)	446,381	—
Randall T. Mays	—	—	—	—	—
Paul J. Meyer	—	—	(73,961)	444,062	—
Franklin G. Sisson, Jr.	—	—	—	—	—
Jonathan D. Bevan	—	—	—	—	—

DIRECTOR COMPENSATION

The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Margaret W. Covell (4)	—	—	—	—
Blair E. Hendrix (4)	—	—	—	—
Daniel G. Jones (4)	—	—	—	—
L. Lowry Mays (5)	—	—	—	—
Mark P. Mays (5)	—	—	—	—
Randall T. Mays (5)	—	—	—	—
W. Douglas Parker (6)	22,500	—	—	22,500
James M. Raines	52,000	22,156	25,892	100,048
Marsha M. Shields	42,000	22,156	25,892	90,048
Dale W. Tremblay	56,000	22,156	25,892	104,048
Scott R. Wells (4)	—	—	—	—

(1)	In addition to the fees earned in 2008, amounts also include fees earned in 2007, but not paid until 2008, as follows: Mr. Parker—$6,000; Mr. Raines—$7,000; Ms. Shields—$7,000; and Mr. Tremblay—$15,000.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R except no assumptions for forfeitures were included, and involves grants in 2007 and 2005. See Note K—Shareholders’ Equity in Appendix A page A-61of this proxy statement for the complete disclosure of the assumptions made in the valuation of our stock awards. As of December 31, 2008, Mr. Raines, Ms. Shields, and Mr. Tremblay each held 4,250 shares of unvested restricted stock. Ms. Covell, Mr. Hendrix, Mr. Jones, Mr. L. Mays, Mr. M. Mays, Mr. R. Mays, Mr. Parker and Mr. Wells held no shares of unvested restricted stock at December 31, 2008.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R except no assumptions for forfeitures were included, and involves grants in 2008, 2007 and 2005.

In 2008, Mr. Raines, Ms. Shields and Mr. Tremblay were each granted 7,500 stock options. The grant date fair value of the 2008 stock option awards to each of Mr. Raines, Ms. Shields and Mr. Tremblay was $53,282 as computed in accordance with FAS 123R. See Note K—Shareholders’ Equity in Appendix A page A-61 of this document for the complete disclosure of the assumptions made in the valuation of our option awards. No restricted stock awards were granted to the non-employee directors in 2008. As of December 31, 2008, Mr. Raines, Ms. Shields, and Mr. Tremblay each held unexercised stock options for 15,750 shares of common stock. Ms. Covell, Mr. Hendrix, Mr. Jones, Mr. L. Mays, Mr. M. Mays, Mr. R. Mays, Mr. Parker and Mr. Wells held no stock options at December 31, 2008.

(4)	Ms. Covell and Messrs. Hendrix, Jones, and Wells are each an employee of Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC (collectively, the “Sponsors”), and are not compensated for their service on the Board. As discussed above, Clear Channel Outdoor’s indirect parent, CCMH, is owned by a group of private equity funds sponsored by the Sponsors.

(5)	Messrs. L. Mays, M. Mays and R. Mays do not receive any additional compensation for their service on the Board. Information regarding compensation allocated to Messrs. M. Mays and R. Mays for their service as executive officers of Clear Channel Outdoor is presented above in the 2008 Summary Compensation Table.

Mr. Raines, Ms. Shields and Mr. Tremblay are each entitled to an annual cash retainer of $25,000, an additional $1,500 for each Board meeting attended and an additional $1,000 for each Committee meeting attended. We pay the chairperson of the Audit Committee and the chairperson of the Compensation Committee an additional annual cash retainer of $10,000 and $5,000, respectively. We may also grant stock options or other stock-based awards to Mr. Raines, Ms. Shields and Mr. Tremblay, and they may elect to receive their fees in the form of shares of our common stock. Mr. Raines, Ms. Shields and Mr. Tremblay did not make this election in 2008.

In 2008, Mr. Raines, Ms. Shields and Mr. Tremblay were each granted 7,500 stock options. Stock awards and option awards granted in 2005 vest in five equal installments annually. Stock awards and option awards granted in 2007 and option awards granted in 2008 vest in four equal installments annually.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Paul Meyer

Pursuant to the terms of Mr. Meyer’s employment agreement, if his employment with the Clear Channel Outdoor is terminated (a) by us for “Cause” (as defined below), Clear Channel Outdoor will pay Mr. Meyer a lump sum amount equal to his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan, (b) by us without “Cause,” Clear Channel Outdoor will pay Mr. Meyer (i) a lump sum amount equal to his accrued and unpaid base salary, a prorated annual incentive bonus (if earned), and any payments to which he may be entitled under any applicable employee benefit plan, and (ii) $600,000, paid pro rata over a one year period in accordance with our standard payroll schedule and practices as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation covenants, (c) by reason of his death, Clear Channel Outdoor will pay to Mr. Meyer’s designee or estate, as applicable, a lump sum amount equal to his accrued and unpaid base salary, a prorated annual incentive bonus (if earned), and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan, or (d) due to Mr. Meyer’s Disability (as defined below), Clear Channel Outdoor will pay Mr. Meyer a lump sum amount equal to his accrued and unpaid base salary, a prorated annual incentive bonus (if earned), and any payments to which he may be entitled under any applicable employee benefit plan.

Mr. Meyer’s employment agreement contains non-competition and non-solicitation covenants, each with a one-year term. The non-competition covenant may be waived by Clear Channel Outdoor if its Board of Directors determines, in its sole discretion, that the proposed activities are immaterial to the operations of Clear Channel Outdoor, and any of its subsidiaries’ and affiliates, in the location in question. Mr. Meyer’s employment agreement also contains a confidentiality provision with a perpetual term.

Termination for “Cause” means (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of our policy on sexual harassment, misappropriation of funds or property of Clear Channel Outdoor, or other willful misconduct as determined in the sole discretion of Clear Channel Outdoor; (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties under his employment agreement (other than by reason of Mr. Meyer’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board of Directors, has resulted in, or would result in if he were retained in his position with Clear Channel Outdoor, material injury to the reputation of Clear Channel Outdoor, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by Mr. Meyer of any of the provisions of his employment agreement; or (vi) a violation by Mr. Meyer of Clear Channel Outdoor’s employment policies.

Disability means Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this employment agreement on a full-time basis for more than 90 days in any 12 month period, as determined by Clear Channel Outdoor

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Meyer’s termination due to death, or (ii) a “Change in Control” (as defined below), any outstanding, unvested equity awards granted to Mr. Meyer under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Meyer’s termination due to a Disability (as defined above) any outstanding, unvested equity awards granted to Mr. Meyer under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. A “Change in Control” means any transaction or series of transactions which constitutes an “Exchange Transaction” (as defined below) or such other event involving a change in ownership or control of the business or assets of Clear Channel Outdoor as the Board, acting in its discretion, may determine. An “Exchange Transaction” means a merger (other than a merger of Clear Channel Outdoor in which the holders of common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of Clear Channel Outdoor or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of Clear Channel Outdoor receive cash, stock or other property in exchange for or in connection with their shares of common stock.

Jonathan Bevan

Pursuant to the terms of Mr. Bevan’s employment agreement, if his employment with Clear Channel Outdoor is terminated for any reason, Clear Channel Outdoor will pay Mr. Bevan a lump sum prorated annual incentive bonus (if earned) for the fiscal year in which his employment was terminated. Such bonus payment will be calculated at fiscal yearend based on actual audited results and will be paid as soon as possible at the commencement of the following fiscal year.

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Bevan’s termination due to death, or (ii) a “Change in Control” (as defined above), any outstanding, unvested equity awards granted to Mr. Bevan under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Bevan’s termination due to a Disability (as defined below), any outstanding, unvested equity awards granted to Mr. Bevan under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Bevan’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Franklin Sisson

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Mr. Sisson’s termination due to death, or (ii) a “Change in Control” (as defined above), any outstanding, unvested equity awards granted to Mr. Sisson under the 2005 Stock Incentive Plan immediately vest, and (b) upon Mr. Mr. Sisson’s termination due to a Disability (as defined below), any outstanding, unvested equity awards granted to Mr. Mr. Sisson under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Mr. Sisson’s case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Under the terms of the 2006 Annual Incentive Plan, if a participant, including Mr. Sisson, dies before receiving payment of an amount earned under the plan, such payment will be made to the decreased participant’s designated beneficiary or estate.

Mark Mays and Randall Mays

Under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, (a) upon (i) Messrs. M. Mays’ or R. Mays’ termination due to death, or (ii) a “Change in Control” (as defined above), any outstanding, unvested equity awards granted to the respective officer under the 2005 Stock Incentive Plan immediately vest, and (b) upon Messrs. M. Mays’ or R. Mays’ termination due to a Disability (as defined below), any outstanding, unvested equity awards granted to the respective officer under the 2005 Stock Incentive Plan continue to vest, in general, in accordance with the respective award’s vesting schedule. In Messrs. M. Mays’ or R. Mays’ case, “Disability” means a physical or mental infirmity that impairs his ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

Additionally, under the terms of the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement, upon the “Retirement” (as defined below) of any named executive officer, his outstanding, unvested equity awards will continue to vest, in general, in accordance with the respective award’s vesting schedule. “Retirement” means the named executive officer’s resignation from Clear Channel Outdoor on or after the date on which the sum of his (a) full years of age (measured as of his last birthday preceding the date of termination of employment or service) and (b) full years of service with Clear Channel Outdoor measured from his date of hire (or re-hire, if later), is equal at least seventy (70); provided, that, the named executive officer must have attained at least the age of sixty (60) and completed at least five (5) full years of service with Clear Channel Outdoor prior to the date of his resignation. Mr. Meyer is the only named executive officer that meets the “retirement” eligibility requirements under the Plan.

As briefly indicated above, the Clear Channel Outdoor’s 2005 Stock Incentive Plan and related forms of stock option agreement and restricted stock award agreement contain a “single trigger” change in control provision pursuant to which all outstanding, unvested equity awards are subject to accelerated vesting upon a change in control of Clear Channel Outdoor. The Committee believes that a “single trigger” change in control provision (a) provides a powerful retention device during change in control discussions, and (b) ensures our key employees are not deprived of the benefits that they earned or reasonably should expect to receive if there was no change in control.

The table below quantifies the potential payments to the named executive officers upon (a) termination of their employment, and (b) a change of control of Clear Channel Outdoor.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Name	Benefit	Termination with “Cause”	Termination without “Cause”		Termination due to “Disability”		Termination due to Death		Retirement		“Change in Control” of Company
Mark P. Mays	Cash payment	—	—		—		—		—		—
	Vesting of equity awards	—	—		76,881	(2)	76,881	(3)	—		76,881	(3)

	TOTAL	—	—		76,881		76,881		—		76,881

Randall T. Mays	Cash payment	—	—		—		—		—		—
	Vesting of equity awards	—	—		76,881	(2)	76,881	(3)	—		76,881	(3)

	TOTAL	—	—		76,881		76,881		—		76,881

Paul J. Meyer	Cash payment	—	775,000	(4)	175,000	(5)	175,000	(5)	—		—
	Vesting of equity awards	—	—		184,500	(2)	184,500	(3)	184,500	(6)	184,500	(3)

	TOTAL	—	775,000		359,500		359,500		184,500		184,500

Franklin G. Sisson, Jr.	Cash payment	—	—		—		150,000	(7)	—		—
	Vesting of equity awards	—	—		53,819	(2)	53,819	(3)	—		53,819	(3)

	TOTAL	—	—		53,819		203,819		—		53,819

Jonathan D. Bevan	Cash payment	—	—		—		—		—		—
	Vesting of equity awards	—	—		94,562	(2)	94,562	(3)	—		94,562	(3)

	TOTAL	—	—		94,562		94,562		—		94,562

(1)	Amounts reflected in the table were calculated assuming a December 31, 2008 termination date, which was the last business day of the 2008 fiscal year. Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “Cause.” These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the above table. The table reflects only the additional compensation and benefits the named executive officers are estimated to receive upon termination or a change in control of Clear Channel Outdoor. The actual amounts to be paid to a named executive officer can only be determined at the time of his actual termination.

(2)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2008 that would generally continue to vest upon “Disability” in accordance with their original vesting schedule. This value is based upon the closing sale price of Clear Channel Outdoor’s common stock on December 31, 2008 of $6.15, but it excludes stock options where the exercise price exceeds the closing sale price of our common stock on December 31, 2008.

(3)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2008 that would be subject to accelerated vesting. This value is based upon the closing sale price of Clear Channel Outdoor’s common stock on December 31, 2008 of $6.15, but it excludes stock options where the exercise price exceeds the closing sale price of our common stock on December 31, 2008.

(4)	Amount reflects Mr. Meyer’s 2008 annual incentive award of $175,000, plus $600,000 as consideration for the post-termination non-compete and non-solicitation covenants contained in Mr. Meyer’s employment agreement.

(5)	Amount reflects Mr. Meyer’s 2008 annual incentive award of $175,000.

(6)	Amount reflects the value of unvested equity awards held by Mr. Meyer on December 31, 2008 that would generally continue to vest upon “Retirement” in accordance with their original vesting schedule. This value is based upon the closing sale price of Clear Channel Outdoor’s common stock on December 31, 2008 of $6.15, but it excludes stock options where the exercise price exceeds the closing sale price of our common stock on December 31, 2008.

(7)	Amount reflects Mr. Sisson’s cash incentive award based upon his leadership in the blueprinting process.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel Outdoor believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2008, except that (a) Ms. Toncheff was late in filing one Form 4 reporting the withholding of shares for taxes associated with the vesting of restricted stock, and (b) Ms. Covell, Mr. Hendrix, Mr. Jones and Mr. Wells were late in filing their Form 3 reporting their initial holdings upon their appointment to Clear Channel Outdoor’s Board.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

TRANSACTIONS WITH RELATED PERSONS

Marsha M. Shields

Businesses owned and controlled, in part, by Marsha M. Shields and/or her family members purchased an aggregate of $160,392 of outdoor advertising for those businesses from Clear Channel Outdoor during 2008. In addition, in 2008 we had a lease with one of those businesses, where we provide advertising to that business on a structure owned by that business (at a cost to us of $16,437), and in return were permitted to sell advertising on such structure without paying rent (with a value to us of $16,437). Lastly, Clear Channel Outdoor has three leases with such businesses for which we paid an aggregate of $15,000 in 2008 in exchange for the right to sell advertising to third parties. Clear Channel Outdoor believes the transactions described above are no less favorable to Clear Channel Outdoor than could be obtained with nonaffiliated parties.

CC Media Holdings, Inc.

We are an indirect subsidiary of CC Media. CC Media, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of our outstanding shares of Class B common stock, representing approximately 88.6% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by Clear Channel Holdings, Inc. or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. CC Media has advised us that its current intent is to continue to hold all of our Class B common stock owned by it and thereby retain its controlling interest in us. However, CC Media is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Mark P. Mays and Randall T. Mays, two of our current directors, is a director and executive officer of CCC Media. L. Lowry Mays, one of our current directors, is the Chairman Emeritus of CC Media.

We have entered into a number of agreements with certain subsidiaries of CC Media setting forth various matters governing our relationship with CC Media and its subsidiaries, referred to in this section as “Clear Channel Communications”. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel Communications.

Master Agreement

We have entered into a master agreement with Clear Channel Communications. Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel Communications.

Auditors and Audits; Annual Financial Statements and Accounting. We have agreed that, for so long as Clear Channel Communications is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel Communications, conform our financial presentation with that of Clear Channel Communications and we will not change our independent auditors without Clear Channel Communications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel Communications’ financial statements. We have also agreed to provide to Clear Channel Communications all information required for Clear Channel Communications to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel Communications and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel Communications and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel Communications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel Communications accounting policies and to notify and consult with Clear Channel Communications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information. The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel Communications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification. We have agreed to indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•

the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel Communications or our amended and restated certificate of incorporation or bylaws; and

•

any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 10, 2005.

Clear Channel Communications has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•

the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;

•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or its other agreements with us; and

•

any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after November 10, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures. We have agreed with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel Communications and us have similar dispute resolution provisions.

Other Provisions. The Master Agreement also contains covenants between Clear Channel Communications and us with respect to other matters, including the following:

•

our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel Communications, for so long as Clear Channel Communications owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel Communications’ information;

•	our right to continue coverage under Clear Channel Communications’ insurance policies for so long as Clear Channel Communications owns more than 50% of our outstanding common stock;

•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel Communications to violate any law, organizational document, agreement or judgment;

•	restrictions on our ability to take any action that limits Clear Channel Communications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;

•

our obligation to comply with Clear Channel Communications’ policies applicable to its subsidiaries for so long as Clear Channel Communications owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel Communications and us, or (ii) as otherwise agreed with Clear Channel Communications or superseded by any policies adopted by our Board; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel Communications.

Approval Rights of Clear Channel Communications on Certain of our Activities. Until the first date on which Clear Channel Communications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel Communications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million;

•

incurrence or guarantee of debt by us or our subsidiaries in excess of $400.0 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel Communications, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

•

enter into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel Communications;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;

•	adoption of a rights agreement; and

•

alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our company and Clear Channel Communications, and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We have entered into a corporate services agreement with Clear Channel Communications to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, Clear Channel Communications provides us with, among other things, the following:

•	treasury, payroll and other financial related services;

•	executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and Clear Channel Communications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that Clear Channel Communications will make available to us, and we will be obligated to utilize, the services of the chief executive officer of Clear Channel Communications, currently Mark P. Mays, to serve as our Chief Executive Officer, and the chief financial officer of Clear Channel Communications, currently Randall T. Mays, to serve as our Chief Financial Officer. Our obligation to utilize the services of each of the chief executive officer and chief financial officer of Clear Channel Communications in these capacities will continue until Clear Channel Communications owns less than 50% of the voting power of our common stock or we provide Clear Channel Communications with six months prior written notice of termination. Clear Channel Communications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel Communications. The compensation and benefits costs allocated to us include such executives’ salary, bonus and other standard employee benefits, but exclude equity based compensation.

For the year ended December 31, 2008, charges for the corporate and executive services provided to us by Clear Channel Communications under the Corporate Services Agreement totaled $28.1million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel Communications is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel Communications or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel Communications have entered into a tax matters agreement to allocate the responsibility of Clear Channel Communications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel Communications or any of its subsidiaries for federal, state or local tax purposes, we make payments to Clear Channel Communications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel Communications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel Communications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel Communications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for federal, state or local tax purposes, we are reimbursed by Clear Channel Communications as such tax items are used.

Under the Tax Matters Agreement, Clear Channel Communications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel Communications determines the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

For U.S. federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel Communications and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel Communications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel Communications. The Tax Matters Agreement provides, however, that Clear Channel Communications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel Communications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel Communications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If Clear Channel Communications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2008, the amount of receivable from Clear Channel Communications under the Tax Matters Agreement was $7.1 million.

Employee Matters Agreement

We have entered into an employee matters agreement with Clear Channel Communications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel Communications employee plans and arrangements along with the employees of other Clear Channel Communications subsidiaries. Our payroll is also administered by Clear Channel Communications.

We and Clear Channel Communications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel Communications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel Communications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel Communications, which, for this purpose, means Clear Channel Communications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement with a subsidiary of Clear Channel Communications that entitles us to use (i) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel Communications “outdoor” trademark logo with respect to day-to-day operations of our business; and (ii) certain other Clear Channel Communications marks in connection with our business. Our use of the marks is subject to Clear Channel Communications’ approval. Clear Channel Communications may terminate our use of the marks in certain circumstances, including (i) a breach by us of a term or condition of our various agreements with Clear Channel Communications and (ii) at any time after Clear Channel Communications ceases to own at least 50% of the total voting power of our common stock. In 2008, Clear Channel Communications did not charge us a royalty fee for our use of the trademarks and other marks. We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2009.

Products and Services Provided between Clear Channel Communications and Us

We and Clear Channel Communications engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel Communications at rates we believe would be charged to a third party in an arm’s length transaction.

Our branch managers have historically followed a corporate policy allowing Clear Channel Communications to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2008, we estimated that these discounted revenues would have been less than 1% of our domestic revenues.

Intercompany Note and Other Indebtedness

On August 2, 2005, we distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6%. The amount of interest accrued under the intercompany note during the year ended December 31, 2008, totaled $3.5 million. The principal balance on the intercompany note outstanding as of March 31, 2009, was $2.5 billion.

Until all our obligations evidenced by and provided for in the $2.5 billion intercompany note are fully paid, we and our subsidiaries are subject to certain negative covenants contained in the note, including limitations on the following:

•

becoming liable for consolidated funded indebtedness (as defined in the note), excluding certain intercompany indebtedness or guarantees of indebtedness incurred by Clear Channel Communications or certain of its subsidiaries, in a principal amount in excess of $400.0 million at any one time outstanding;

•	creating liens;

•	making investments;

•

sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated stockholder’s equity (as defined in the note) as shown on our most recently reported annual audited consolidated financial statements;

•	disposing of all or substantially all of our assets;

•	mergers and consolidations;

•	declaring or paying dividends or other distributions;

•	repurchasing our equity; and

•	limitations on entering into transactions with our affiliates.

The note contains customary events that permit its maturity to be accelerated prior to its stated maturity date including our failure to comply with any of its negative covenants.

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain an account that represents net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications, which is recorded as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The account represents our revolving promissory note with Clear Channel Communications. The account accrues interest pursuant to the Master Agreement and is generally payable on demand. Included in the account is the net activity resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2008, a balance of $431.6 million was an asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. For the year ended December 31, 2008, we accrued net interest income on net amounts due to or from Clear Channel Communications of $3.5 million. At December 31, 2008, the interest rate on the intercompany account was .02%.

Policy on Review, Approval or Ratification of Transactions with Related Persons

Clear Channel Outdoor has adopted a written policy for approval of transactions between Clear Channel Outdoor and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described above in this document with respect to Clear Channel Communications were not approved under this policy because they occurred prior to the time the policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel Outdoor. In addition, if Clear Channel Outdoor’s management, in consultation with Clear Channel Outdoor’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor.

As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel Outdoor’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs. The Audit Committee has engaged independent legal and financial advisors with whom it consults with from time to time in the performance of its duties.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met nine times during the year ended December 31, 2008. The Audit Committee also met privately with the internal and external auditors as well as management immediately following four of these meetings.

During the course of 2008, management completed the documentation, testing and evaluation of Clear Channel Outdoor’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel Outdoor’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel Outdoor’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s outside auditors and reviewed and discussed all financial statements prior to their issuance and discussed other significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to Clear Channel Outdoor’s outside auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Audit Committee as required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

Finally, the Audit Committee continued to monitor the scope and adequacy of Clear Channel Outdoor’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

James M. Raines – Chairman,

Marsha M. Shields and Dale W. Tremblay

AUDITOR FEES

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since our Initial Public Offering on November 11, 2005. Ernst & Young LLP billed Clear Channel Outdoor the following fees for services provided during the years ended December 31, 2008 and 2007:

(In thousands)	Fees Paid During Year Ended December 31,
	2008	2007
Audit fees (1)	$3,967	$3,891
Audit-related fees (2)	33	58
Tax fees (3)	761	604
All other fees	—	—

Total fees for services	$4,761	$4,553

(1)	Audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees are for assurance and related services not reported under annual audit fees that reasonably relate to the performance of the audit or review of our financial statements, including due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $761,000 tax fees for 2008, $58,056 was related to tax compliance services. Of the $604,000 tax fees for 2007, $97,000 was related to tax compliance services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2010 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 31, 2009. Proposals should be sent to Secretary, Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

ADVANCE NOTICE PROCEDURES

Under our bylaws, any stockholder desiring to nominate a person for election to our Board or propose other business to be considered by the stockholders at an annual meeting must provide notice of such nomination or other business in writing to the secretary of Clear Channel Outdoor not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Assuming the 2009 Annual Meeting of Stockholders occurs on May 27, 2009, notice of nominations or proposals for the 2010 Annual Meeting of Stockholders must be received by the secretary of Clear Channel Outdoor no earlier than January 27, 2010, and no later than February 26, 2010. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Clear Channel Outdoor’s proxy statement.

OTHER MATTERS

Neither Clear Channel Outdoor management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

NYSE MATTERS

Clear Channel Outdoor filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel Outdoor also submitted a Section  303A.12(a) CEO Certification to the NYSE last year.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Stockholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial shareholder at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on March 2, 2009, is available free of charge at Clear Channel Outdoor’s Internet website at

www.clearchanneloutdoor.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

This document is dated April 30, 2009 and is first being mailed to stockholders on or about May 5, 2009.

Andrew W. Levin
Executive Vice President, Chief Legal
Officer and Secretary

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart demonstrates a comparison of the cumulative total returns for the Company, Lamar Advertising Company, an outdoor advertising company and the S&P 500 Composite Index from November 11, 2005 through December 31, 2008.

Indexed yearly Stock Price Close

(Prices adjusted for Stock Splits and Dividends)

INDEXED YEARLY STOCK PRICE CLOSE

(Prices adjusted for Stock Splits and Dividends

	11/11/05	12/31/05	12/31/06	12/31/07	12/31/08
Clear Channel Outdoor	1,000	1,081	1,505	1,491	331
Lamar Advertising Company	1,000	1,019	1,444	1,117	292
S&P 500 Index	1,000	1,014	1,174	1,238	780

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our Class A common stock trades on the New York Stock Exchange under the symbol “CCO.” There were 87 shareholders of record as of February 26, 2009. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales price of our Class A common stock as reported on the NYSE:

	Common Stock Market Price			Common Stock Market Price
	High	Low		High	Low
2007			2008
First Quarter	$31.14	$24.91	First Quarter	$27.82	$18.36
Second Quarter	30.12	25.95	Second Quarter	22.49	17.05
Third Quarter	29.24	22.81	Third Quarter	18.15	11.88
Fourth Quarter	28.57	23.65	Fourth Quarter	13.75	3.35

See Part III, Item 12 for information regarding securities authorized for issuance under our equity compensation plans.

Dividend Policy

To date, we have not paid dividends on our common stock and we do not anticipate paying any dividends on the shares of our common stock in the foreseeable future. Pursuant to the covenants on the $2.5 billion note with Clear Channel Communications, our ability to pay dividends is restricted. If cash dividends were to be paid on our common stock, holders of Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.

Purchases of Equity Securities by the Issuer and Affiliated Purchases

The following table sets forth the Company’s purchases of our Class A common stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 that occurred during the quarter ended December 31, 2008:

Period	Total Number of Shares Purchased (1)	Average Price Paid per Share (2)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31, 2008	—	$—	—	—
November 1 through November 30, 2008	9,811	4.55	—	—
December 1 through December 31, 2008	—	—	—	—
Total	9,811		—

(1)	The shares indicated consist of shares tendered by employees to the Company during the three months ended December 31, 2008 to satisfy the employees’ tax withholding obligations in connection with the vesting and release of restricted shares, which are repurchased by the Company based on their fair market value on the date the relevant transaction occurs.

(2)	The calculation of the average price paid per share does not give effect to any fees, commissions or other costs associated with the repurchase of such shares.

ITEM 6.	Selected Financial Data

We have prepared our consolidated and combined financial statements as if Clear Channel Outdoor Holdings, Inc. had been in existence as a separate company throughout all relevant periods. The historical financial and other data prior to the IPO, which occurred on November 11, 2005, have been prepared on a combined basis from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ Americas outdoor and International outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. Our historical financial data prior to the IPO may not necessarily be indicative of our future performance nor will such data reflect what our financial position and results of operations would have been had we operated as an independent publicly traded company during the periods shown.

The historical financial and other data for the year ended December 31, 2008 are comprised of two periods: post-merger and pre-merger results, which relate to the period succeeding Clear Channel Communications’ merger and the periods preceding Clear Channel Communications’ merger, respectively. For purposes of this discussion, we have presented the historical financial data for the year ended December 31, 2008 on a combined basis. We believe that the presentation on a combined basis is more meaningful as it allows the financial data to be analyzed to comparable periods prior to Clear Channel Communications’ merger. The post-merger and pre-merger financial data for the year ended December 31, 2008 is presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited consolidated financial statements and the accompanying notes thereto included elsewhere in this Annual Report.

The results of operations data, segment data and cash flow data for the years presented below were derived from our audited consolidated and combined financial statements.

You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited consolidated financial statements and the accompanying notes thereto included elsewhere in this Annual Report.

	Year Ended December 31,
(In thousands, except per share data)	2008 Combined	2007 (1) Pre-Merger	2006 (2) Pre-Merger	2005 Pre-Merger	2004 Pre-Merger
Results of Operations Data:
Revenue	$3,289,287	$3,281,836	$2,897,721	$2,666,078	$2,447,040
Operating expenses:
Direct operating expenses	1,882,136	1,734,845	1,514,842	1,405,758	1,322,488
Selling, general and administrative expenses	606,370	537,994	486,994	478,343	439,286
Depreciation and amortization	472,350	399,483	407,730	400,639	388,217
Corporate expenses	71,045	66,080	65,542	61,096	53,770
Impairment charge (3)	3,217,649	—	—	—	—
Other operating income— net	15,848	11,824	22,846	3,488	10,791

Operating income (loss)	(2,944,415)	555,258	445,459	323,730	254,070
Interest expense (including interest on debt with Clear Channel Communications)	161,650	157,881	162,583	198,354	159,830
Loss on marketable securities	59,842	—	—	—	—
Equity in earnings (loss) of nonconsolidated affiliates	68,733	4,402	7,460	9,844	(76)
Other income (expense)— net	25,479	10,113	331	(12,291)	(16,530)

Income (loss) before income taxes, minority interest and cumulative effect of a change in accounting principle	(3,071,695)	411,892	290,667	122,929	77,634
Income tax (expense) benefit:
Current	(27,126)	(111,726)	(82,553)	(51,173)	(23,422)
Deferred	247,445	(34,915)	(39,527)	5,689	(39,132)

Income tax (expense) benefit	220,319	(146,641)	(122,080)	(45,484)	(62,554)
Minority interest income (expense)— net	293	(19,261)	(15,515)	(15,872)	(7,602)

Income (loss) before cumulative effect of a change in accounting principle	(2,851,083)	245,990	153,072	61,573	7,478
Cumulative effect of a change in accounting principle, net of tax of $113,173 in 2004 (4)	—	—	—	—	(162,858)

Net income (loss)	$(2,851,083)	$245,990	$153,072	$61,573	$(155,380)

Net income (loss) per common share:
Basic:
Income (loss) before cumulative effect of a change in accounting principle	$(8.03)	$.69	$.43	$.19	$.02
Cumulative effect of a change in accounting principle	—	—	—	—	(.52)

Net income (loss)	$(8.03)	$.69	$.43	$.19	$(.50)

Weighted average common shares	355,233	354,838	352,155	319,890	315,000
Diluted:
Income (loss) before cumulative effect of a change in accounting principle	$(8.03)	$.69	$.43	$.19	$.02
Cumulative effect of a change in accounting principle	—	—	—	—	(.52)

Net income (loss)	$(8.03)	$.69	$.43	$.19	$(.50)

Weighted average common shares	355,233	355,806	352,262	319,921	315,000

	As of December 31,
(In thousands)	2008 Post-Merger	2007 (1) Pre-Merger	2006 (2) Pre-Merger	2005 Pre-Merger	2004 Pre-Merger
Balance Sheet Data:
Current assets	$1,554,652	$1,607,107	$1,189,915	$1,050,180	$1,107,240
Property, plant and equipment – net	2,586,720	2,244,108	2,191,839	2,153,428	2,195,985
Total assets	8,050,761	5,935,604	5,421,891	4,918,345	5,240,933
Current liabilities	791,865	921,292	841,509	793,812	749,055
Long-term debt, including current maturities	2,601,854	2,682,021	2,684,176	2,727,786	1,639,380
Shareholders’/owner’s equity	3,332,010	1,982,730	1,586,378	1,209,437	2,729,653

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. See Note J to the Company’s financial statements.

(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method. See Note K to the Company’s financial statements.

(3)	We recorded a non-cash impairment charge of $3.2 billion in 2008 as a result of the global economic slowdown which adversely affected advertising revenues across our businesses in recent months, as discussed more fully in Item 7.

(4)	Cumulative effect of change in accounting principle for the year ended December 31, 2004 related to a non-cash charge recognized in accordance with the adoption of Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Management’s discussion and analysis of our financial condition and results of operations is provided as a supplement to the audited annual financial statements and accompanying notes thereto to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included herein should be read in conjunction with the annual financial statements and its accompanying notes and is organized as follows:

•

Overview. This section provides a general description of our business, as well as other matters we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Results of Operations. This section provides an analysis of our results of operations for the years ended December 31, 2008, 2007 and 2006.

Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas and International. Approximately 92% of our 2008 Americas revenue was derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately 40% of our 2008 International revenue was derived from France and the United Kingdom.

We manage our segments primarily focusing on operating income. Corporate expenses, impairment charge, other operating income – net, interest expense, equity in earnings of nonconsolidated affiliates, other income (expense) – net, income taxes and minority interest expense – net are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

•

Financial Condition and Liquidity. This section provides a discussion of our financial condition as of December 31, 2008, as well as an analysis of our cash flows for the years ended December 31, 2008, 2007 and 2006. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity, (ii) our key debt covenants and (iii) our outstanding debt and commitments (both firm and contingent) that existed as of December 31, 2008.

•

Seasonality and Market Risk Management. These sections discuss seasonality and how we manage exposure to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

•

Recent Accounting Pronouncements and Critical Accounting Estimates. These sections discuss accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note A to our consolidated financial statements included elsewhere in this Annual Report.

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, our parent company, completed its merger with a subsidiary of CC Media Holdings, a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Clear Channel Communications is now owned indirectly by CC Media Holdings. The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances, requires the application of push down accounting in situations where the ownership of an entity has changed. As a result, the post-merger financial statements reflect a new basis of accounting. Accordingly, the financial statements as of December 31, 2008 reflect Clear Channel Communications’ preliminary estimated fair value basis resulting from the merger that has been pushed down to us. A portion of the consideration paid has been preliminarily allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008. The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications’ were exchanged for shares of CC Media Holdings’ Class A common stock. Excess consideration after this preliminary allocation was recorded as goodwill. Clear Channel Communications has preliminarily estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained and finalized. Clear Channel Communications is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities in order to finalize the purchase price allocation. Clear Channel Communications will complete its purchase price allocation in 2009 and the final allocation of the purchase price may be different than the preliminary allocation.

Impairment Charge

The global economic slowdown has adversely affected advertising revenues across our business in recent months. As a result, we performed an impairment test in the fourth quarter of 2008 on our indefinite-lived permits and goodwill.

Our permits are valued using the direct valuation approach, with the key assumptions being market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

The estimated fair value of permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $722.6 million on our permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our permits.

The goodwill impairment test requires us to measure the fair value of our reporting units and compare the estimated fair value to the carrying value, including goodwill. Each of our reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires us to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $2.5 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits and reporting units, it is possible a material change could occur to the estimated fair value of these assets. If our actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Restructuring Program

On January 20, 2009, CC Media Holdings announced that it had commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, it eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. It is estimated that approximately 40% of the anticipated cost savings and related charges will be attributable to us. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, the restructuring program may be modified or terminated in response to economic conditions or otherwise.

As of December 31, 2008 we had recognized approximately $35.5 million of expenses related to our restructuring program. These expenses primarily related to severance of approximately $27.8 million and $7.7 million related to other professional fees.

Format of Presentation

The accompanying consolidated financial statements are presented for two periods: post-merger and pre-merger. As a result, preliminary purchase accounting adjustments, including goodwill, were pushed down to the opening balance sheet on July 31, 2008 as Clear Channel Communications’ merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•	The period from July 31, 2008 through December 31, 2008 includes the post-merger period, reflecting the preliminary purchase accounting adjustments related to the merger that were pushed down to us.

•	The period from January 1, 2008 through July 30, 2008 includes the pre-merger period.

•

The years ended December 31, 2007 and 2006 presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using our historical basis of accounting. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

There are several agreements which govern our relationship with Clear Channel Communications including the Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of the filing of this Annual Report, no notice of termination of any of these agreements has been received from Clear Channel Communications. Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated. The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of our International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.

The accompanying consolidated financial statements included elsewhere in this Annual Report are presented for two periods for 2008: post-merger and pre-merger results, which relate to the period succeeding the merger and the periods preceding the merger, respectively. The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2007 and 2006.

Description of Business

Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our client’s solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

Our revenue is derived from selling advertising space on approximately 908,000 displays owned or operated as of December 31, 2008, consisting primarily of billboards, street furniture and transit displays. Our business has been, and may continue to be, adversely impacted by the adverse economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affect our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels, and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our clients’ solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some International markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from 1 to 20 years.

In our International business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from 4 weeks to one year in the United States. In addition, competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.

Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Our 2008 and 2007 results of operations include a full year of the results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.

Relationship with Clear Channel Communications

We became a publicly traded company on November 11, 2005, through an initial public offering, or IPO, in which we sold 10% of our common stock, or 35.0 million shares of our Class A common stock. Prior to our IPO we were an indirect wholly-owned subsidiary of Clear Channel Communications. Clear Channel Communications currently owns all of our outstanding shares of Class B common stock representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenue. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2008, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For further discussion of these services, see Note I to the consolidated financial statements. For the years ended December 31, 2008, 2007 and 2006, we recorded approximately $28.1 million, $20.3 million and $24.3 million, respectively, as a component of corporate expenses for these services.

Share-Based Payments

As of December 31, 2008, there was $21.2 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years.

The following table details compensation costs related to share-based payments:

	Year Ended December 31,
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Direct operating expenses	$8,057	$6,951	$4,328
Selling, general and administrative expenses	2,575	2,682	1,683
Corporate expenses	957	538	88

Total share-based payments	$11,589	$10,171	$6,099

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following tables summarize our historical results of operations:

	Post-Merger	Pre-Merger	Combined
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2008
Revenue	$1,327,224	$1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Depreciation and amortization	224,713	247,637	472,350
Corporate expenses	31,681	39,364	71,045
Impairment charge	3,217,649	—	3,217,649
Other operating income— net	4,870	10,978	15,848

Operating income (loss)	(3,166,177)	221,762	(2,944,415)
Interest expense (including interest on debt with Clear Channel Communications)	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income (expense)— net	12,114	13,365	25,479

Income (loss) before income taxes and minority interest	(3,288,877)	217,182	(3,071,695)
Income tax (expense) benefit:
Current	3,045	(30,171)	(27,126)
Deferred	268,850	(21,405)	247,445

Income tax (expense) benefit	271,895	(51,576)	220,319
Minority interest income (expense)— net	(1,655)	1,948	293

Net income (loss)	$(3,018,637)	$167,554	$(2,851,083)

	Year Ended December 31,			% Change
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$3,289,287	$3,281,836	$2,897,721	0%	13%
Operating expenses:
Direct operating expenses	1,882,136	1,734,845	1,514,842	8%	15%
Selling, general and administrative expenses	606,370	537,994	486,994	13%	10%
Depreciation and amortization	472,350	399,483	407,730	18%	(2%)
Corporate expenses	71,045	66,080	65,542	8%	1%
Impairment charge	3,217,649	—	—
Other operating income— net	15,848	11,824	22,846	34%	(48%)

Operating income (loss)	(2,944,415)	555,258	445,459	(630%)	25%
Interest expense (including interest on debt with Clear Channel Communications)	161,650	157,881	162,583
Loss on marketable securities	59,842	—	—
Equity in earnings of nonconsolidated affiliates	68,733	4,402	7,460
Other income (expense)— net	25,479	10,113	331

Income (loss) before income taxes and minority interest	(3,071,695)	411,892	290,667
Income tax (expense) benefit:
Current	(27,126)	(111,726)	(82,553)
Deferred	247,445	(34,915)	(39,527)

Income tax (expense) benefit	220,319	(146,641)	(122,080)
Minority interest income (expense)— net	293	(19,261)	(15,515)

Net income (loss)	$(2,851,083)	$245,990	$153,072

Revenue

2008 v. 2007

Our revenue increased approximately $7.5 million during 2008 as compared to 2007. Revenue growth during the first nine months of 2008 was partially offset by a decline of $151.2 million in the fourth quarter. Our Americas revenue declined approximately $54.8 million during 2008 as compared to 2007, attributable to decreases in poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our International revenue of approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange.

2007 v. 2006

Our revenue increased approximately $384.1 million, or 13%, during 2007 as compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace.

Direct Operating Expenses

2008 v. 2007

Direct operating expenses increased $147.3 million for 2008 compared to 2007. Our International business contributed $90.3 million to the increase primarily from an increase in site lease expenses and $39.5 million related to movements in foreign exchange. Our Americas business contributed $57.0 million to the increase primarily from new contracts.

2007 v. 2006

Direct operating expenses increased $220.0 million for 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace.

Selling, General and Administrative Expenses (SG&A)

2008 v. 2007

SG&A increased $68.4 million during 2008 compared to 2007. Approximately $23.7 million of this increase occurred during the fourth quarter primarily as a result of severance associated with the restructuring plan. Our International business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance in 2008 associated with the restructuring plan of approximately $20.1 million. Our Americas business’ SG&A increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance in 2008 associated with the restructuring plan of $4.5 million.

2007 v. 2006

SG&A increased $51.0 million during 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace.

Depreciation and Amortization

2008 v. 2007

Depreciation and amortization increased $72.9 million in 2008 as compared to 2007. The increase was primarily due to increased amortization recorded on the preliminary fair value adjustments of $25.4 million pushed-down as a result of Clear Channel Communications’ merger and $29.3 million of accelerated depreciation on billboards in our Americas and International outdoor segments from billboards that were removed.

2007 v. 2006

Depreciation and amortization decreased $8.2 million in 2007 as compared to 2006. The decrease was primarily due to a reduction in amortization from International contracts, partially offset by an increase from Interspace and the effects of foreign exchange.

Corporate Expenses

Corporate expenses increased $5.0 million in 2008 as compared to 2007. The increase was primarily attributable to an increase in the Corporate Services allocation from Clear Channel Communications, partially offset by a decrease in bonus expense. Corporate expenses were comparable in 2007 to 2006.

Under the Corporate Services agreement between us and Clear Channel Communications, Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services, and (viii) other general corporate services. These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2008, 2007, and 2006, we recorded approximately $28.1 million, $20.3 million, and $24.3 million, respectively, as a component of corporate expenses for these services.

Impairment Charge

The global economic slowdown has adversely affected advertising revenues across our businesses in recent months. As discussed above, we performed an impairment test in the fourth quarter of 2008 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of $3.2 billion. See Note B to the consolidated financial statements for further discussion of the impairment charge.

Other Operating Income — Net

Other operating income – net for the year ended December 31, 2008 was $15.8 million. During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million. During the second quarter of 2008, we recorded a $4.0 million gain on the sale of property. In addition, we recorded a $1.7 million gain on the sale of International street furniture in the third quarter of 2008.

Other operating income – net of $11.8 million for the year ended December 31, 2007, primarily related to an $8.9 million gain from the sale of street furniture assets and land in our International segment.

Other operating income – net of $22.8 million for the year ended December 31, 2006, primarily related to a $13.2 million gain in our Americas segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.

Interest Expense (Including Interest on Debt with Clear Channel Communications)

2008 v. 2007

Interest expense increased $3.8 million during 2008 as compared to 2007. The increase was primarily due to an increase in the interest rate on the $2.5 billion note to Clear Channel Communications. The interest rate is based on Clear Channel Communications’ weighted average cost of debt. The average interest rate in 2008 was 6.2% as compared to 6.1% in 2007. See “Financial Condition and Liquidity” below for further discussion of the impact of Clear Channel Communications’ merger on interest expense.

2007 v. 2006

Interest expense decreased $4.7 million during 2007 as compared to 2006, primarily as a result of a decline in our average debt balance during the period.

Loss on Marketable Securities

During the fourth quarter of 2008, we recorded a non-cash impairment charge to certain available-for-sale securities. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of Clear Channel Communications’ merger. As a result, we considered the guidance in SEC Staff Accounting Bulletin Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded a $59.8 million impairment charge.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings (loss) of nonconsolidated affiliates increased $64.3 million during 2008 as compared to 2007. In the first quarter of 2008, we sold our 50% interest in Clear Channel Independent, a South African outdoor advertising company, and recognized a gain of $75.6 million. This gain was partially offset by a $9.0 million impairment charge to one of our International equity method investments recorded during the third quarter of 2008.

Other Income (Expense) — Net

Other income of $25.5 million for the year ended December 31, 2008 primarily related to net foreign exchange transaction gains on short-term intercompany accounts of $19.8 million. In addition, we recorded income of $8.0 million related to dividends received from an International investment. Other income – net of $10.1 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, relates primarily to net foreign exchange transaction gains on short-term intercompany accounts.

Income Taxes

Our operations are included in a consolidated income tax return filed by Clear Channel Communications. However, for our financial statements, our provision for income taxes was computed on the basis that we file separate consolidated federal income tax returns with our subsidiaries.

The decrease in current tax expense of $84.6 million for 2008 when compared to 2007 is primarily the result of a decrease in “Income before income taxes and minority interest” of $265.9 million which excludes the non-tax deductible impairment charge of $3.2 billion recorded in 2008. The deferred tax benefit increased $282.4 million to $247.4 million in 2008 compared to deferred tax expense of $34.9 million in 2007 primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on permits and tax deductible goodwill. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

Our effective tax rate for 2008 was 7.2%. The primary reason for the reduction in the effective tax rate from 2007 was the result of the impairment charge recorded in 2008 discussed in more detail above and in Note B to the consolidated financial statements. In addition, we did not record tax benefits on certain tax losses in our foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

Our effective tax rate for the year ended December 31, 2007 was 36%. The increase in current tax expense of $29.2 million for the year ended December 31, 2007 over 2006 was due primarily to an increase in “Income before income taxes and minority interest” of $121.2 million. Deferred tax expense decreased $4.6 million for the year ended December 31, 2007 compared to 2006 primarily due to additional deferred tax expense of approximately $12.8 recorded in 2006 related to the filing of an amended tax return. The amendment was mainly due to a revised tax loss on the like kind exchange of certain assets. In addition, the company recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense of approximately $19.8 million recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.

Our effective tax rate for the year ended December 31, 2006 was 42%. During 2006, we recorded current tax benefits of approximately $20.4 million related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. The amendment primarily related to a revised tax loss on the like kind exchange of certain outdoor assets.

Americas Results of Operations

	Year Ended December 31,			% Change
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$1,430,258	$1,485,058	$1,341,356	(4%)	11%
Direct operating expenses	647,526	590,563	534,365	10%	11%
Selling, general and administrative expenses	252,889	226,448	207,326	12%	9%
Depreciation and amortization	207,633	189,853	178,970	9%	6%

Operating income	$322,210	$478,194	$420,695	(33%)	14%

2008 v. 2007

Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.

Our Americas direct operating expenses increased $57.0 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance associated with the restructuring plan. Our SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance in 2008 associated with the restructuring plan.

Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.

2007 v. 2006

Americas’ revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.

Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.

Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.

International Results of Operations

	Year Ended December 31,			% Change
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2008 v. 2007	2007 v. 2006
Revenue	$1,859,029	$1,796,778	$1,556,365	3%	15%
Direct operating expenses	1,234,610	1,144,282	980,477	8%	17%
Selling, general and administrative expenses	353,481	311,546	279,668	13%	11%
Depreciation and amortization	264,717	209,630	228,760	26%	(8%)

Operating income	$6,221	$131,320	$67,460	(95%)	95%

2008 v. 2007

Revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.

During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was due to movements in foreign exchange and the remaining amount was primarily as a result of a decline in advertising demand.

Direct operating expenses increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with the restructuring plan.

Depreciation and amortization expenses increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary fair value adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.

2007 v. 2006

International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.

Our International direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.

Depreciation and amortization decreased $19.1 million in 2007 as compared to 2006 principally from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

Reconciliation of Segment Operating Income (Loss)

	Year Ended December 31,
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Americas	$322,210	$478,194	$420,695
International	6,221	131,320	67,460
Impairment charge	(3,217,649)	—	—
Corporate	(71,045)	(66,080)	(65,542)
Other operating income – net	15,848	11,824	22,846

Consolidated operating income (loss)	$(2,944,415)	$555,258	$445,459

FINANCIAL CONDITION AND LIQUIDITY

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008. Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged. We are not borrowers or guarantors of Clear Channel Communications' credit agreements other than for direct borrowings by certain of our International subsidiaries under the $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility. As of December 31, 2008, the outstanding balance on the sub-limit was approximately $30.0 million. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit. Clear Channel Communications made the borrowing to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions.

Our Company and our consolidated subsidiaries are restricted subsidiaries under Clear Channel Communications’ credit agreements and are therefore subject to various restrictions contained therein. The interest rate we pay on our $2.5 billion promissory note is based on the weighted average cost of debt for Clear Channel Communications which was impacted due to the consummation of Clear Channel Communications’ merger. As such, the interest we pay on our $2.5 billion promissory note increased compared to what it would have been had the merger not occurred and may increase again in the future as a result of, among other events, another change in Clear Channel Communications’ capitalization, liquidity and capital resources. To the extent we cannot pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected.

Under our Master Agreement with Clear Channel Communications and the $2.5 billion note payable to Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million. Certain of our International subsidiaries have access to borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility with a maturity in July 2014 to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

The interest rate on outstanding balances under the new credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin, which margin is generally higher than the margin under Clear Channel Communications’ previous credit facility. See discussion below under “Sources of Capital — Bank Credit Facility.” A deterioration in the financial condition of Clear Channel Communications or borrowings by Clear Channel Communications under the $150.0 million sub-limit could also further increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under this new revolving credit facility.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs.

Cash Flows

The following table summarizes our historical cash flows:

	Year Ended December 31,
(In thousands)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Cash provided by (used in):
Operating activities	$603,624	$694,430	$538,541
Investing activities	$(425,844)	$(356,368)	$(489,010)
Financing activities	$(232,840)	$(305,751)	$(53,165)

Operating Activities

2008

Net cash provided by operating activities of $603.6 million for 2008 principally reflected a net loss of $2.9 billion, adjusted for non-cash impairment charges of $3.2 billion related to goodwill and intangible assets , a $59.8 million non-cash loss on marketable securities, and depreciation and amortization of $472.4 million. In addition, we recorded a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of our 50% interest in Clear Channel Independent based on the fair value of the equity securities received as consideration. Net cash provided by operating activities was partially offset by deferred taxes of $247.4 million.

2007

Net cash flow from operating activities of $694.4 million for 2007 primarily reflects net income of $246.0 million and depreciation and amortization of $399.5 million. Net cash flows from operating activities also reflects an increase of $137.3 million in accounts receivable as a result of the increase in revenue and an increase of $93.4 million in accounts payable, accrued expenses and other liabilities.

2006

Net cash flow from operating activities of $538.5 million for 2006 principally reflects net income of $153.1 million and depreciation and amortization of $407.7 million. Net cash flows from operating activities also reflects an increase of $101.3 million in accounts receivable as a result of the increase in revenue and an increase of $65.4 million in accounts payable, accrued expenses and other liabilities.

Investing Activities

2008

Net cash used in investing activities of $425.8 million for 2008 mainly reflected capital expenditures of $358.3 million related to purchases of property, plant and equipment and $96.5 million related to acquisitions of operating assets, partially offset by proceeds from the sale of other assets of $41.5 million.

2007

Net cash used in investing activities of $356.4 million for 2007 is primarily related to capital expenditures of $275.7 million related to purchases of property, plant and equipment and $69.1 million related to acquisitions of operating assets.

2006

Net cash used in investing activities of $489.0 million for 2006 principally reflects capital expenditures of $233.9 million related to purchases of property, plant and equipment and $242.4 million related to acquisitions of operating assets.

Financing Activities

2008

Net cash used in financing activities of $232.8 million for 2008 reflected net transfers of cash to Clear Channel Communications of $169.2 million and a net reduction in debt and credit facilities of $67.6 million.

2007

Net cash used in financing activities of $305.8 million for 2007 is primarily related to the net transfer of cash to Clear Channel Communications of $302.9 million.

2006

Net cash used in financing activities of $53.2 million for 2006 principally reflects net reductions in debt of $59.7 million.

Anticipated Cash Requirements

Our primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic slowdown. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing services among our customers, resulting in a decline in our advertising revenues across our businesses. This reduction in advertising revenues has had an adverse effect on our revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic slowdown may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on our and CC Media Holdings’ business, CC Media Holdings commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, CC Media Holdings eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. It is estimated that approximately 40% of the anticipated cost savings and related charges will be attributable to us. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowing under the cash management note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months. In addition, we expect to be in compliance with the covenants governing our indebtedness in 2009. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that it expects to be in compliance with its covenants governing its indebtedness discussed below in 2009. However, our and CC Media Holdings’ anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants.

In addition, our ability to fund our working capital needs, debt service and other obligations, however, depends on our future operating performance and cash flow and Clear Channel Communications’ ability to meet its obligations with respect to the “Due from Clear Channel Communications” account and to lend under the cash management note, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our and Clear Channel Communications’ control. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of credit. In addition, the $2.5 billion note and Master Agreement with Clear Channel Communications include restrictive covenants that, among other things, restrict our ability to incur additional indebtedness.

Liquidity

Sources of Capital

As of December 31, 2008 and 2007, we had the following indebtedness outstanding, cash and cash equivalents and amounts due from Clear Channel Communications:

	Year Ended December 31,
(In millions)	2008 Post-Merger	2007 Pre-Merger
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility)	$30.0	$80.0
Debt with Clear Channel Communications	2,500.0	2,500.0
Other debt	71.9	102.0

Total debt	2,601.9	2,682.0
Less: Cash and cash equivalents	94.8	134.9
Less: Due from Clear Channel Communications	431.6	265.4

	$2,075.5	$2,281.7

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Bank Credit Facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion revolving credit facility)

In addition to net cash flows from operations, another source of liquidity was through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ multicurrency $2.0 billion revolving credit facility with a maturity in July 2014. Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

The interest rate on outstanding balances under the credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio. At December 31, 2008, the outstanding balance on this sub-limit was approximately $30.0 million, with the entire balance to be repaid on July 30, 2014. At December 31, 2008, the interest rate on borrowings under this credit facility was 4.6%. At February 27, 2009, the outstanding balance on this sub-limit was $30.0 million, and no amount was available for future borrowings, due to the fact that Clear Channel Communications has borrowed the remaining amount available under this capacity.

Debt with Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest and are generally payable on demand. Interest on the cash management note owed by us accrues on the daily net negative cash position based upon LIBOR plus a margin. Interest on the cash management note owed by Clear Channel Communications accrues interest on the daily net positive cash position based upon the average one-month generic treasury bill rate. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily into accounts of Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note issued by Clear Channel Communications to us. At December 31, 2008 and December 31, 2007, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $431.6 million and $265.4 million, respectively. The net interest income for the years ended December 31, 2008, 2007 and 2006 was $3.5 million, $3.7 million and $0.4 million, respectively. At December 31, 2008, the interest rate on the “Due from Clear Channel Communications” account was 0.02%, which represents the average one-month generic treasury bill rate as described above. At December 31, 2008, we had no borrowings under the cash management note to Clear Channel Communications.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

We have a note in the original principal amount of $2.5 billion to Clear Channel Communications which matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon our change of control (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

Upon maturity of our note with Clear Channel Communications, if our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our indebtedness. However, given the current economic climate, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. In light of the current credit crisis, we may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our debt obligations could cause us to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments. Any such defaults could materially impair our financial condition and liquidity.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a cash management note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date. As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs. In addition, the $2.5 billion note requires us to prepay it in full upon a change of control and, upon our issuances of equity and incurrence of debt, subject to certain exceptions, to prepay the note in the amount of net proceeds received from such events. Under the Master Agreement with Clear Channel Communications and the $2.5 billion note, we are limited in our borrowing from third parties to no more than $400.0 million (including borrowings under the $150.0 million sub-limit of Clear Channel Communications’ $2.0 billion revolving credit facility). As a result of current borrowings and commitments, we were limited to approximately $206.8 million in additional external borrowings as of December 31, 2008.

Other debt

Other debt consists primarily of loans with international banks. At December 31, 2008, approximately $71.9 million was outstanding as other debt.

Debt Covenants

The $2.5 billion note requires us to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated shareholders’ equity (as defined in the note) as shown on our most recently reported annual audited consolidated balance sheet; disposing of all or substantially all of our assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing our equity; and entering into transactions with our affiliates.

In addition, the note requires us to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of us, our operating subsidiary or our respective successors or assigns, or (ii) the ability to elect a majority of our board of directors, or the board of directors of our operating subsidiary or our respective successors or assigns. Upon our issuances of equity and incurrences of debt, subject to certain exceptions, we are also required to prepay the note in the amount of the net proceeds received by us from such events.

The significant covenant contained in Clear Channel Communications’ $2.0 billion revolving credit facility requires it to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (as defined by the credit facility). This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time beginning in the second quarter of 2013. In its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that its secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA, as defined by the credit facility, was 6.4:1 at December 31, 2008.

There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to us or the cash management note issued by us to Clear Channel Communications.

At December 31, 2008, we were in compliance with all debt covenants. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that as of December 31, 2008, it was in compliance with its debt covenants.

Uses of Capital

Acquisitions

During the year ended December 31, 2008, our Americas segment paid $55.1 million in cash for the acquisition of advertising structures and the final earnout payments for Interspace Airport Advertising, which we acquired in July 2006. In addition, our International segment paid $41.4 million, primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

During the first quarter of 2008, we exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $2.6 million in “Other operating income – net.” In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received.

Capital Expenditures

Our capital expenditures have consisted of the following:

	Year Ended December 31,
(In millions)	2008 Combined	2007 Pre-Merger	2006 Pre-Merger
Non-revenue producing	$85.4	$81.4	$80.0
Revenue producing	272.9	194.3	153.9

Total capital expenditures	$358.3	$275.7	$233.9

We define non-revenue producing capital expenditures as those expenditures required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

Part of our long-term strategy is to pursue the technology of electronic displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

From time to time, we are involved in routine legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes to our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note H - Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Annual Report.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2009, we are committed to $403.7 million and $280.0 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

Contractual and Other Obligations

Firm Commitments

In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of Clear Channel Communications’ revolving credit facility, our $2.5 billion note to Clear Channel Communications, other debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, capital expenditures commitments and other long-term obligations as of December 31, 2008, are as follows:

	Payments Due by Period
(In thousands)	Total	2009	2010-2011	2012-2013	2014 and Thereafter
Long-term Debt
Clear Channel Communications’ revolving credit facility	$30,000	$—	$—	$—	$30,000
Debt with Clear Channel Communications	2,500,000	—	2,500,000	—	—
Other debt	71,854	69,522	1,186	1,146	—
Interest payments on long-term debt(1)	259,026	152,460	102,982	2,780	804
Noncancelable contracts	2,107,324	403,685	621,397	440,655	641,587
Noncancelable operating leases	2,009,931	279,555	441,081	322,254	967,041
Capital expenditure commitments	151,663	76,760	62,426	9,336	3,141
Employment contracts	11,881	8,041	3,782	58	—
Other long-term obligations(2)	98,761	—	1,976	1,065	95,720

Total (3)	$7,240,440	$990,023	$3,734,830	$777,294	$1,738,293

(1)	Interest payments on long-term debt consist primarily of interest on our $2.5 billion variable rate note to Clear Channel Communications, which is estimated using the interest rate as of December 31, 2008, of 6.0%. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis, which increased compared to what it would have been had Clear Channel Communications’ merger not occurred. At December 31, 2008, 39% of Clear Channel Communications’ debt was variable based on market interest rates. Each 50 basis point increase or decrease in interest rates would increase or decrease our interest expense and cash outlay for each year by approximately $5.3 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2008, with no subsequent change in rates for the remainder of the period. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 61% of its total debt.

(2)	Other long-term obligations consist of $55.6 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included in the table is $36.3 million related to retirement plans and $6.9 million related to other long-term obligations with a specific maturity.

(3)	Excluded from the table is $80.1 million related to various obligations with no specific contractual commitment or maturity, $53.5 million of which relates to unrecognized tax benefits recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International typically experiencing a loss from operations in this period. Our Americas segment typically experiences consistent performance in the remainder of our calendar year. Our International segment typically experiences its strongest performance in the second and fourth quarters of our calendar year. We expect this trend to continue in the future.

MARKET RISK MANAGEMENT

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Interest Rate Risk

We had approximately $2.6 billion total debt outstanding as of December 31, 2008, of which $2.5 billion is debt with Clear Channel Communications. The debt with Clear Channel Communications accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. As a result of Clear Channel Communications’ merger, Clear Channel Communications’ weighted average cost of debt increased compared to what it would have been had the merger not occurred. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that 39% of its debt was variable based on market interest rates. Each 50 basis point increase or decrease in interest rates would increase or decrease our interest expense and cash outlay for the year ended December 31, 2008, by approximately $5.3 million. This potential increase or decrease is based on the simplified assumption that the level of floating rate debt remains constant at the balance as of December 31, 2008. An increase or decrease to interest rates is then assumed and applied to that floating rate debt balance to determine the per annum effect. This potential increase or decrease does not include any adjustment for a change in the fixed rate debt of Clear Channel Communications, which currently constitutes 61% of its total debt.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2008 by $4.5 million and would change comprehensive income by $2.7 million. For a further discussion of our available-for-sale equity securities, see Note A to the consolidated financial statements.

Foreign Currency Risk

We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyperinflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of $142.2 million for the year ended December 31, 2008. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net loss for the year ended December 31, 2008, by approximately $14.2 million.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2008 would change our equity in earnings of nonconsolidated affiliates by $6.9 million and would change our net income by approximately $4.1 million for the year ended December 31, 2008.

This analysis does not consider the implication such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We adopted Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted Statement 160 on January 1, 2009 which resulted in a reclassification of approximately $211.8 million of noncontrolling interests to shareholders’ equity.

In April 2008, the Financial Accounting Standards Board issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP EITF 03-6-1 on January 1, 2009. We have not yet determined the impact FSP EITF 03-6-1 will have on our earnings per share.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A to our consolidated financial statements included elsewhere in this Annual Report. Management believes the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated our bad debt expense for the year ended December 31, 2008, would have changed by approximately $4.9 million and our net income for the same period would have changed by approximately $3.0 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Using the impairment review described, we recorded an impairment charge on the statement of operations in “Depreciation and amortization” of approximately $28.2 million for the year ended December 31, 2008. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Assets

Indefinite-lived assets such as our billboard permits are reviewed annually for possible impairment using the direct valuation method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average permit within a market.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or Statement 142, we performed an interim impairment test as of December 31, 2008. The estimated fair value of permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $722.6 million in 2008 on our indefinite-lived permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our permits.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits, it is possible a material change could occur. If our future actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the impact on the fair value of our billboard permits of a 100 basis point decline in our discrete and terminal period revenue growth rate, profit margin and discount rate assumptions, respectively:

(in thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$(508,300)	$(84,000)	$770,200

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using a discounted cash flow model to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. In accordance with Statement 142, we performed an interim impairment test as of December 31, 2008 on goodwill.

The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $2.5 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the impact on the fair value of each of our reportable segments of a 100 basis point decline in our discrete and terminal period revenue growth rate, profit margin and discount rate assumptions, respectively:

(in thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Americas Outdoor	$(380,000)	$(90,000)	$420,000
International Outdoor	$(190,000)	$(160,000)	$90,000

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2008 would increase approximately $2.0 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would decrease approximately $2.0 million.

Stock Based Compensation

Under the fair value recognition provisions of FAS 123(R), Share-Based Payment, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Tax Accruals

The Internal Revenue Service, or IRS, and other taxing authorities routinely examine our tax returns we file as part of the consolidated income tax returns filed by Clear Channel Communications. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note J to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which requires us to record reserves for estimates of probable settlements of federal and state audits.

INFLATION

Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our display faces.

ITEM 7A.	Quantitative and Qualitative Disclosures about Market Risk

Required information is within Item 7.

ITEM 8.	Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Mark P. Mays
Chief Executive Officer

/s/ Randall T. Mays
Chief Financial Officer

/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. (Holdings) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of Holdings’ management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note J to the consolidated financial statements, in 2007 Holdings changed its method of accounting for income taxes, and as discussed in Note A to the consolidated financial statements, in 2006 Holdings changed its method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Holdings’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

March 2, 2009

CONSOLIDATED BALANCE SHEETS

ASSETS

	As of December 31,
(In thousands)	2008 Post-Merger	2007 Pre-Merger
CURRENT ASSETS
Cash and cash equivalents	$94,812	$134,897
Accounts receivable, less allowance of $48,600 in 2008 and $29,741 in 2007	806,553	927,694
Due from Clear Channel Communications	431,641	265,448
Prepaid expenses	69,817	85,519
Other current assets	144,700	193,549
Income taxes receivable	7,129	—

Total Current Assets	1,554,652	1,607,107
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	201,210	368,321
Structures	2,355,776	3,901,940
Furniture and other equipment	60,476	258,536
Construction in progress	85,791	74,553

	2,703,253	4,603,350
Less accumulated depreciation	116,533	2,359,242

	2,586,720	2,244,108
INTANGIBLE ASSETS
Definite-lived intangibles, net	1,000,485	254,487
Indefinite-lived intangibles – permits	1,529,068	251,095
Goodwill	1,180,141	1,162,589
OTHER ASSETS
Notes receivable	3,140	3,426
Investments in, and advances to, nonconsolidated affiliates	51,812	108,007
Deferred tax asset	—	186,167
Other assets	122,231	118,618
Other investments	22,512	—

Total Assets	$8,050,761	$5,935,604

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

	As of December 31,
(In thousands, except share data)	2008 Post-Merger	2007 Pre-Merger
CURRENT LIABILITIES
Accounts payable	$118,290	$138,290
Accrued expenses	494,250	536,022
Accrued interest	292	1,074
Accrued income taxes	—	33,154
Deferred income	109,511	121,558
Current portion of long-term debt	69,522	87,099
Deferred tax liabilities	—	4,095

Total Current Liabilities	791,865	921,292
Long-term debt	32,332	94,922
Debt with Clear Channel Communications	2,500,000	2,500,000
Other long-term liabilities	178,875	220,796
Deferred tax liability	1,003,866	—
Minority interest	211,813	215,864
Commitments and contingent liabilities (Note H)
SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 40,705,638 and 40,494,873 shares issued in 2008 and 2007, respectively	407	405
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	6,676,714	1,304,359
Retained earnings (deficit)	(3,018,637)	427,391
Accumulated other comprehensive income (loss)	(329,580)	247,478
Cost of shares (24,478 in 2008 and 1,857 in 2007) held in treasury	(44)	(53)

Total Shareholders’ Equity	3,332,010	1,982,730

Total Liabilities and Shareholders’ Equity	$8,050,761	$5,935,604

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Post-Merger	Pre-Merger
(In thousands, except per share data)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue	$1,327,224	$1,962,063	$3,281,836	$2,897,721
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	762,704	1,119,432	1,734,845	1,514,842
Selling, general and administrative expenses (excludes depreciation and amortization)	261,524	344,846	537,994	486,994
Depreciation and amortization	224,713	247,637	399,483	407,730
Corporate expenses (excludes depreciation and amortization)	31,681	39,364	66,080	65,542
Impairment charge	3,217,649	—	—	—
Other operating income— net	4,870	10,978	11,824	22,846

Operating income (loss)	(3,166,177)	221,762	555,258	445,459
Interest expense on debt with Clear Channel Communications	70,940	87,464	155,036	153,930
Interest expense	2,785	3,913	6,518	9,083
Interest income on Due from Clear Channel Communications	862	2,590	3,673	430
Loss on marketable securities	59,842	—	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	4,402	7,460
Other income (expense)— net	12,114	13,365	10,113	331

Income (loss) before income taxes and minority interest	(3,288,877)	217,182	411,892	290,667
Income tax (expense) benefit:
Current	3,045	(30,171)	(111,726)	(82,553)
Deferred	268,850	(21,405)	(34,915)	(39,527)

Income tax (expense) benefit	271,895	(51,576)	(146,641)	(122,080)
Minority interest income (expense), net of tax	(1,655)	1,948	(19,261)	(15,515)

Net income (loss)	(3,018,637)	167,554	245,990	153,072
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(329,597)	70,584	117,002	133,383
Foreign currency reclassification adjustment for sale of foreign subsidiary	—	2,588	—	—
Unrealized loss on marketable securities	(59,825)	(27,496)	—	—
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	59,842	—	—	—

Comprehensive income (loss)	$(3,348,217)	$213,230	$362,992	$286,455

Net income (loss) per common share:
Basic	$(8.50)	$.47	$.69	$.43

Weighted average common shares outstanding— Basic	355,308	355,178	354,838	352,155
Diluted	$(8.50)	$.47	$.69	$.43

Weighted average common shares outstanding— Diluted	355,308	355,741	355,806	352,262

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Pre-Merger
Balances at December 31, 2005	35,236,819	315,000,000	$3,502	$1,183,258	$20,205	$2,472	$—	$1,209,437
Common stock issued for a business acquisition	4,249,990		43	89,037				89,080
Net income					153,072			153,072
Currency translation adjustment and other						128,004		128,004
Exercise of stock options and other	78,382		1	1,488				1,489
Share-based payments				5,296				5,296

Balances at December 31, 2006	39,565,191	315,000,000	3,546	1,279,079	173,277	130,476	—	1,586,378
Cumulative effect of FIN 48 adoption					8,124			8,124
Common stock issued for a business acquisition	191,287		2	5,084				5,086
Net income					245,990			245,990
Currency translation adjustment and other						117,002		117,002
Exercise of stock options and other	738,395		7	10,826			(53)	10,780
Share-based payments				9,370				9,370

Balances at December 31, 2007	40,494,873	315,000,000	3,555	1,304,359	427,391	247,478	(53)	1,982,730
Net income					167,554			167,554
Currency translation adjustment and other						70,584		70,584
Exercise of stock options and other	218,164		2	4,259			(265)	3,996
Share-based payments				6,506				6,506
Foreign currency reclassification adjustment for sale of a foreign subsidiary						2,588		2,588
Unrealized loss on marketable securities						(27,496)		(27,496)

Balances at July 30, 2008	40,713,037	315,000,000	3,557	1,315,124	594,945	293,154	(318)	2,206,462
Post-Merger
Push-down accounting effects of Clear Channel Communications’ merger				5,357,409	(594,945)	(293,154)	318	4,469,628
Net loss					(3,018,637)			(3,018,637)
Currency translation adjustment and other						(329,597)		(329,597)
Exercise of stock options and other	(7,399)						(44)	(44)
Share-based payments				4,181				4,181
Reclassification adjustment for realized loss on marketable securities included in net loss						59,842		59,842
Unrealized loss on marketable securities						(59,825)		(59,825)

Balances at December 31, 2008	40,705,638	315,000,000	$3,557	$6,676,714	$(3,018,637)	$(329,580)	$(44)	$3,332,010

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$(3,018,637)	$167,554	$245,990	$153,072
Reconciling Items:
Impairment charge	3,217,649	—	—	—
Depreciation	161,009	216,994	346,298	322,208
Amortization	63,704	30,643	53,185	85,522
Deferred taxes	(268,850)	21,405	34,915	39,527
Share-based compensation	4,181	6,506	9,370	5,296
Provision for doubtful accounts	24,268	8,588	10,525	8,571
(Gain) loss on sale of operating and fixed assets	(4,870)	(10,978)	(11,824)	(22,846)
Loss on marketable securities	59,842	—	—	—
Equity in (earnings) loss of nonconsolidated affiliates	2,109	(70,842)	(4,402)	(7,460)
Minority interest (income) expense – net	1,655	(1,948)	19,261	15,515
Increase (decrease) other, net	—	—	2,314	(6,137)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	87,251	7,108	(137,341)	(101,340)
Decrease (increase) in prepaid expenses	25,644	(8,549)	5,737	(20,797)
Decrease (increase) in other current assets	52,125	(10,570)	1,247	(9,443)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(78,613)	(26,106)	93,383	65,381
Increase (decrease) in accrued interest	(1,012)	207	(2,535)	1,154
Increase (decrease) in deferred income	(48,435)	33,218	25,840	(2,493)
Increase (decrease) in accrued income taxes	(6,718)	(31,908)	2,467	12,811

Net cash provided by operating activities	272,302	331,322	694,430	538,541

	Post-Merger	Pre-Merger
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	169	239	(234)	2,366
Decrease (increase) in investments in, and advances to nonconsolidated affiliates – net	(5,712)	7,646	962	7,292
Purchase of other investments	(26)	—	(659)	—
Purchases of property, plant and equipment	(159,213)	(199,122)	(275,690)	(233,882)
Proceeds from disposal of assets	2,917	38,630	17,321	15,451
Acquisition of operating assets, net of cash acquired	(11,677)	(84,821)	(69,059)	(242,418)
Decrease (increase) in other – net	(19,170)	4,296	(29,009)	(37,819)

Net cash used in investing activities	(192,712)	(233,132)	(356,368)	(489,010)
CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES:
Draws on credit facilities	30,000	72,150	106,772	118,867
Payments on credit facilities	(660)	(157,774)	(76,614)	(100,076)
Proceeds from long-term debt	25,020	5,476	22,483	37,235
Payments on long-term debt	(37,145)	(4,662)	(66,290)	(115,694)
Net transfers (to) from Clear Channel Communications	(85,611)	(83,585)	(302,882)	4,327
Proceeds from exercise of stock options	—	4,261	10,780	2,176
Other, net	(46)	(264)	—	—

Net cash used in financing activities	(68,442)	(164,398)	(305,751)	(53,165)
Effect of exchange rate changes on cash	10,539	4,436	(2,809)	385
Net increase (decrease) in cash and cash equivalents	21,687	(61,772)	29,502	(3,249)
Cash and cash equivalents at beginning of year	73,125	134,897	105,395	108,644

Cash and cash equivalents at end of year	$94,812	$73,125	$134,897	$105,395

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for interest	$75,616	$92,326	$165,730	$165,764
Cash paid during the year for income taxes	$19,651	$31,046	$43,003	$52,479

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold. Prior to the IPO, the Company was a wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting and outdoor advertising. Clear Channel Communications holds all of the 315.0 million Class B shares of common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to 1 vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Clear Channel Communications is now owned indirectly by CC Media Holdings. The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs. The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force (“EITF”) Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances (“SAB 54”), requires the application of push down accounting in situations where the ownership of an entity has changed. As a result, the post-merger financial statements of the Company reflect the new basis of accounting. Accordingly, the financial statements as of December 31, 2008 reflect Clear Channel Communications’ preliminary estimated fair value basis resulting from the merger that has been pushed down to the Company. A portion of the consideration paid by Clear Channel Communications has been preliminarily allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008. The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications’ were exchanged for shares of CC Media Holdings’ Class A common stock. Excess consideration after this preliminary allocation was recorded as goodwill. Clear Channel Communications has preliminarily estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the financial statements were prepared. These preliminary estimates are subject to refinement until all pertinent information is obtained. Clear Channel Communications is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities in order to finalize the allocation of the purchase price. Clear Channel Communications will complete its purchase price allocation in 2009 and the final allocation of the purchase price may be different than the initial allocation.

Liquidity and Asset Impairments

The Company’s primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic slowdown. The risks associated with the Company’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in its advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic slowdown may continue to adversely impact the Company’s revenue, profit margins, cash flow and liquidity.

In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on the Company’s and CC Media Holdings’ business, CC Media Holdings commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, CC Media Holdings eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. It is estimated that approximately 40% of the anticipated cost savings and related charges will be attributable to the Company. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.

Based on the Company’s current and anticipated levels of operations and conditions in its markets, it believes that cash on hand, cash flows from operations and borrowing under the cash management note with Clear Channel Communications will enable it to meet its working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months. In addition, the Company expects to be in compliance with the covenants governing its indebtedness in 2009. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that it expects to be in compliance with its covenants governing its indebtedness in 2009. However, the Company’s and CC Media Holdings’ anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. See further discussion in Note G regarding debt covenants.

The Company’s ability to fund its working capital needs, debt service and other obligations, however, depends on its future operating performance and cash flow and Clear Channel Communications’ ability to meet its obligations with respect to the “Due from Clear Channel Communications” account and to lend under the cash management note, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond the Company’s and Clear Channel Communications’ control. If our future operating performance does not meet the Company’s expectations or its plans materially change in an adverse manner or prove to be materially inaccurate, the Company may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of credit. In addition, the $2.5 billion note and Master Agreement with Clear Channel Communications include restrictive covenants that, among other things, restrict the Company’s ability to incur additional indebtedness.

The Company performed an interim impairment test on its indefinite-lived intangible assets as of December 31, 2008 as a result of the current global economic slowdown and its negative impact on the Company’s business. The estimated fair value of the Company’s permits was below their carrying values, which resulted in a non-cash impairment charge of $722.6 million. As discussed, the United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value permits.

Format of Presentation

The Company also performed an interim goodwill impairment test as of December 31, 2008. The estimated fair value of the reporting units was below their carrying values, which required the Company to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $2.5 billion to reduce goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.

The accompanying consolidated financial statements are presented for two periods: post-merger and pre-merger. Preliminary purchase accounting adjustments pursuant to the aforementioned standards were pushed down to the opening balance sheet of the Company on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The period from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the preliminary purchase accounting adjustments related to the merger that were pushed down to the Company.

•	The period from January 1 through July 30, 2008 includes the pre-merger period of the Company.

•

The 2007 and 2006 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for the Company. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

Summary of Preliminary Purchase Accounting Adjustments

The following is a summary of the preliminary fair value adjustments pushed down to the Company:

(In millions)	Preliminary	Adjustments	Adjusted
Property, plant and equipment	$615	$(4)	$611
Definite-lived intangibles, net	377	300	677
Indefinite-lived intangibles – permits	2,938	(942)	1,996
Goodwill	2,207	362	2,569
Investments in, and advances to, nonconsolidated affiliates	—	4	4
Other assets	35	(11)	24
Deferred tax liability	(1,683)	258	(1,425)
Other long-term liabilities	15	(1)	14

Total	$4,504	$(34)	$4,470

Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement. Clear Channel Communications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications. The Company’s agreements with Clear Channel Communications will continue under the same terms and conditions subsequent to the merger.

Clear Channel Communications’ Revolving Credit Facility

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated. The facility was replaced with a $2.0 billion revolving credit facility with a maturity in July 2014, which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.

Nature of Business

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America; and the International segment includes operations in Asia, Australia and Europe.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land. Americas land rents are typically paid in advance for periods ranging from 1 to 12 months. International land rents are paid both in advance and in arrears, for periods ranging from 1 to 12 months. Most International street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in EITF issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.

Asset Retirement Obligation

Statement of Financial Accounting Standards (“FAS”) No. 143, Accounting for Asset Retirement Obligations, requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. The liability is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years

Structures — 5 to 40 years

Furniture and other equipment — 3 to 20 years

Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived, or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter or either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. The Company’s indefinite-lived intangibles include billboard permits in its Americas segment. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed by the EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting, LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

As previously discussed, the Company performed an interim impairment test as of December 31, 2008, which resulted in a non-cash impairment charge of $722.6 million on its indefinite-lived permits.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in FAS No. 142,

Goodwill and Other Intangible Assets (“Statement 142”) and EITF Topic D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting unit for Americas is the reportable segment. The Company determined that each country in its International segment constitutes a reporting unit.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.

As previously discussed, the Company performed an interim impairment test as of December 31, 2008 and recognized a non-cash impairment charge of $2.5 billion to reduce its goodwill.

Other Investments

Other investments are composed of available- for-sale equity securities carried at fair value based on quoted market prices. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The Company periodically reviews the value of available-for-sale securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company assessed the value of its available-for-sale securities at December 31, 2008. After this assessment, the Company concluded that an other-than-temporary impairment existed and recorded a $59.8 million impairment charge on the statement of operations in “Loss on marketable securities.”

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value determined to be other-than-temporary.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2008 and 2007. Additionally, as predominantly all of the Company’s debt is not publicly traded, the carrying amounts of long-term debt approximated their fair values at December 31, 2008 and 2007.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event the earnings were distributed.

The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income.

Stock Based Compensation

The Company adopted FAS No. 123(R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006, using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income.” Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses of $9.2 million were recorded during the pre-merger period from January 1, 2008 through July 30, 2008. Advertising expenses of $6.7 million were recorded during the post-merger period from July 31, 2008 through December 31, 2008. Advertising expenses of $14.8 million and $10.4 million were recorded during the years ended December 31, 2007 and 2006, respectively, as a component of selling, general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Recent Accounting Pronouncements

FAS 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company will adopt Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.

FAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company will adopt Statement 160 on January 1, 2009 which will result in a reclassification of approximately $211.8 million of noncontrolling interests to shareholders’ equity.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under Statement 142. FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP EITF 03-6-1 on January 1, 2009. The Company has not yet determined the impact FSP EITF 03-6-1 will have on its earnings per share.

New Accounting Standards

The Company adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements (“Statement 157”) on January 1, 2008, and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. Statement 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company holds available-for-sale marketable equity securities classified in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“Statement 115”). These marketable equity securities are measured at fair value on each reporting date using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1.

The fair value of these securities at December 31, 2008 was $22.5 million. See further discussion of these securities at Note E.

The Company adopted Financial Accounting Standards Board Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“Statement 159”), which permits entities to measure many financial instruments and certain other items at fair value at specified election dates that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings at each subsequent reporting date. The provisions of Statement 159 were effective as of January 1, 2008. The Company did not elect the fair value option under this standard upon adoption.

NOTE B — INTANGIBLE ASSETS AND GOODWILL

Definite-lived Intangibles

The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts, site leases and other contractual rights, with an estimated 6 year weighted average useful life at the time of Clear Channel Communications’ merger. Definite-lived intangible assets are amortized on a straight-line basis over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2008 and 2007:

	Post-Merger 2008		Pre-Merger 2007
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other contractual rights	$883,130	$49,818	$867,283	$613,897
Other	169,007	1,834	10,719	9,618

Total	$1,052,137	$51,652	$878,002	$623,515

Total amortization expense from definite-lived intangible assets for the pre-merger period from January 1, 2008 through July 30, 2008 was $30.6 million. Total amortization expense for the post-merger period from July 31, 2008 through December 31, 2008 was $63.7 million. Total amortization expense for the pre-merger years ended December 31, 2007 and 2006 was $53.2 million and $85.5 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2009	$130,883
2010	115,624
2011	106,098
2012	95,460
2013	83,984

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles

The Company’s indefinite-lived intangibles consist of billboard permits. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

The Company does not amortize its billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct valuation method. This direct valuation method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Under the direct valuation method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.

The carrying amounts for billboard permits at December 31, 2008 (post-merger) and December 31, 2007 (pre-merger) were $1.5 billion and $251.1 million, respectively. As a result of Clear Channel Communications’ merger and the related preliminary push-down accounting, the Company recorded a fair value adjustment related to billboard permits of $2.0 billion at the time of the merger.

The Company performed an interim impairment test as of December 31, 2008. As a result, the Company recognized a non-cash impairment charge of $722.6 million on its indefinite-lived permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our permits.

Goodwill

The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting unit for Americas is the reportable segment. The Company determined that each country in its International segment constitutes a reporting unit. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2008 and 2007:

(In thousands)	Americas	International	Total
Pre-Merger
Balance as of December 31, 2006	$667,297	$425,630	$1,092,927
Acquisitions	20,361	13,733	34,094
Foreign currency translation	78	35,430	35,508
Adjustments	600	(540)	60

Balance as of December 31, 2007	688,336	474,253	1,162,589
Acquisitions	—	12,341	12,341
Foreign currency translation	(293)	28,596	28,303
Adjustments	(970)	—	(970)

Balance as of July 30,2008	687,073	515,190	1,202,263
Post-Merger
Preliminary fair value adjustment resulting from push-down accounting	2,118,707	88,522	2,207,229
Net adjustments to push-down accounting	438,025	(76,116)	361,909
Dispositions	—	(542)	(542)
Foreign currency translation	(29,605)	(63,519)	(93,124)
Impairment	(2,321,602)	(173,435)	(2,495,037)
Adjustments	—	(2,557)	(2,557)

Balance as of December 31, 2008	$892,598	$287,543	$1,180,141

$622.2 million of the goodwill recorded pursuant to Clear Channel Communications’ merger is expected to be deductible for tax purposes.

The Company performed an interim impairment test as of December 31, 2008. The estimated fair value of the Company’s reporting units was below their carrying values, which required it to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $2.5 billion to reduce its goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.

NOTE C — BUSINESS ACQUISITIONS

2008 Acquisitions:

During the year ended December 31, 2008, the Company’s Americas segment paid $55.1 million for the acquisition of advertising structures and the final earnout payments for Interspace Airport Advertising, which the Company acquired in July 2006. The Company’s International segment paid $41.4 million primarily related to the acquisition of additional equity interests in outdoor companies and the acquisition of advertising structures.

2007 Acquisitions:

During 2007, the Company’s Americas segment paid $39.5 million in cash, primarily to acquire display faces in the United States. In addition, the Company’s International segment paid $29.6 million, which includes the acquisition of an outdoor advertising business in Romania, additional equity interests in outdoor companies and the acquisition of advertising structures.

2006 Acquisitions:

The Company completed the acquisition of Interspace on July 1, 2006. The acquisition was valued at approximately $207.5 million based on the Company’s common shares issued of $94.2 million, the net cash consideration paid of $88.2 million, which includes subsequent earnouts and working capital settlements, and $25.1 million in earnouts paid in 2008.

In addition to the Interspace acquisition, during 2006 the Company’s Americas segment acquired display faces for $55.4 million in cash. The Company exchanged assets in one of its Americas markets for assets located in a different market and recognized a gain of $13.2 million in “Other operating income — net.” In addition, the Company’s International segment acquired display faces and additional equity interests in outdoor companies for $105.7 million, including the acquisition of an outdoor advertising business in the United Kingdom.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2008 and 2007. Due to the timing of certain acquisitions, the purchase price allocation is preliminary pending completion of third-party appraisals and other fair value analysis of assets and liabilities.

(In thousands)	Post-Merger 2008	Pre-Merger 2007
Cash	$112	$—
Accounts receivable	104	—
Property, plant and equipment	17,468	29,654
Permits	8,065	13,634
Definite-lived intangibles	42,941	3,014
Goodwill	8,814	34,094
Other assets	8,585	1,453

	86,089	81,849
Other liabilities	(9,101)	(11,347)
Minority interests	7,865	101
Deferred tax	(6,696)	(1,544)

	(7,932)	(12,790)
Plus accrued earnout paid	25,053	—
Less fair value of assets exchanged	(6,600)	—

Total cash consideration	96,610	69,059
Less cash received	(112)	—

Net cash paid for acquisitions	$96,498	$69,059

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

NOTE D — RESTRUCTURING

The following table summarizes the activities during 2007 and 2006 related to the Company’s restructuring accruals. The activity during 2008 and the remaining accrual as of December 31, 2008 were immaterial.

(In thousands)	Pre-Merger 2007	Pre-Merger 2006
Balance at January 1	$12,537	$23,221
Estimated costs charged to restructuring accrual	—	—
Adjustments to restructuring accrual	42	1,826
Payments charged against restructuring accrual	(10,134)	(12,510)

Balance at December 31	$2,445	$12,537

In the third quarter of 2005, the Company’s International segment restructured its operations in France. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling, general and administrative expenses; $22.5 million was related to severance costs and $4.1 million was related to other costs. At December 31, 2008, the remaining accrual was immaterial.

The Company has a restructuring liability related to Clear Channel Communications’ merger with Ackerley in June 2002. At December 31, 2008, the remaining accrual was immaterial.

NOTE E — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Clear Channel Independent

The Company owned a 50% interest in Clear Channel Independent (“CCI”), formerly known as Corp Comm, a South African outdoor advertising company. In the first quarter of 2008, the Company sold its 50% interest in CCI and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period ended July 30, 2008. The equity securities received are classified as available-for-sale and recorded as “Other investments” on the consolidated balance sheet.

Alessi

The Company owns a 34.3% interest in Alessi, an Italian outdoor advertising company.

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	CCI	Alessi	All Others	Total
Pre-Merger
Balance as of December 31, 2007	$54,211	$27,479	$26,317	$108,007
Acquisition (disposition) of investments	(116,789)	—	(788)	(117,577)
Equity in net earnings (loss)	77,615	(8,853)	2,080	70,842
Other, net	(9,286)	4,506	(5,281)	(10,061)
Foreign currency translation adjustments	(5,751)	1,921	538	(3,292)

Balance as of July 30, 2008	—	25,053	22,866	47,919
Post-Merger
Fair value adjustment resulting from preliminary push-down accounting	—	—	3,797	3,797
Acquisition (disposition) of investments	—	—	500	500
Equity in net earnings (loss)	—	(333)	(1,776)	(2,109)
Other, net	—	—	6,475	6,475
Foreign currency translation adjustments	—	(2,733)	(2,037)	(4,770)

Balance as of December 31, 2008	$—	$21,987	$29,825	$51,812

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” The accumulated undistributed loss included in retained earnings for these investments was $1.3 million as of December 31, 2008. The accumulated undistributed earnings included in retained earnings for these investments were $10.1 million and $7.3 million as of December 31, 2007 and 2006, respectively.

Other Investments

Other investments of $22.5 million at December 31, 2008 represent marketable equity securities.

(In thousands) Investments	Fair Value	Cost
2008
Available-for sale	$22,512	$22,512

The fair value of certain of the Company’s available-for-sale securities was below their cost each month subsequent to the closing of Clear Channel Communications’ merger. As a result, the Company considered the guidance in SEC Staff Accounting Bulletin Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a $59.8 million impairment charge on the statement of operations in “Loss on marketable securities”.

NOTE F — ASSET RETIREMENT OBLIGATION

The Company has an asset retirement obligation of $55.6 million and $70.5 million as of December 31, 2008 and 2007, respectively, which is reported in “Other long-term liabilities.” The liability relates to the Company’s obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)
Pre-Merger
Balance at January 1, 2007	$59,280
Adjustment due to change in estimate of related costs	8,958
Accretion of liability	4,236
Liabilities settled	(1,977)

Balance at December 31, 2007	70,497
Adjustment due to change in estimate of related costs	1,853
Accretion of liability	3,084
Liabilities settled	(2,558)

Balance at July 30, 2008	72,876
Post-Merger
Fair value adjustment resulting from preliminary push-down accounting	(13,598)
Adjustment due to change in estimate of related costs	(3,123)
Accretion of liability	2,233
Liabilities settled	(2,796)

Balance at December 31, 2008	$55,592

NOTE G — LONG-TERM DEBT

Long-term debt at December 31, 2008 and 2007 consisted of the following:

	December 31,
(In thousands)	2008 Post-Merger	2007 Pre-Merger
Debt with Clear Channel Communications	$2,500,000	$2,500,000
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $2.0 billion facility)	30,000	—
Bank credit facility ($150.0 million sub-limit within Clear Channel Communications’ $1.75 billion facility)	—	80,000
Other debt	71,854	102,021

	2,601,854	2,682,021
Less: current portion	69,522	87,099

Total long-term debt	$2,532,332	$2,594,922

Debt with Clear Channel Communications

The Company has a note in the original principal amount of $2.5 billion to Clear Channel Communications which matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of the Company (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by the Company must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

Bank Credit Facility

In connection with their merger, Clear Channel Communications entered into a multi-currency revolving credit facility with a maturity in July 2014 in the amount of $2.0 billion. Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this $2.0 billion credit facility, to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs. The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions. The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin. At December 31, 2008, the interest rate on this bank credit facility was 4.6%. At December 31, 2008, the outstanding balance on the $150.0 million sub-limit was $30.0 million, with the entire balance to be repaid on July 30, 2014. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

In conjunction with the merger, Clear Channel Communications’ $1.75 billion revolving credit facility, including the $150.0 million sub-limit, was terminated.

Debt Covenants

The $2.5 billion note requires the Company to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of the Company’s total consolidated shareholders’ equity (as defined in the note) as shown on its most recently reported annual audited consolidated balance sheet; disposing of all or substantially all of the Company’s assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing its equity; and entering into transactions with its affiliates.

In addition, the note requires the Company to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of the Company, its operating subsidiary or its respective successors or assigns, or (ii) the ability to elect a majority of the Board of Directors of the Company, its operating subsidiary or its respective successors or assigns. Upon the Company’s issuances of equity and incurrences of debt, subject to certain exceptions, it is also required to prepay the note in the amount of the net proceeds received by it from such events.

The significant covenant contained in Clear Channel Communications’ $2.0 billion revolving credit facility requires it to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (as defined by the credit facility). This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time beginning in the second quarter of 2013. In its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that its secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA, as defined by the credit facility, was 6.4:1 at December 31, 2008.

There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to the Company or the cash management note issued by the Company to Clear Channel Communications.

At December 31, 2008, the Company was in compliance with all debt covenants. Furthermore, in its Annual Report on Form 10-K filed with the SEC on March 2, 2009, CC Media Holdings stated that as of December 31, 2008, it was in compliance with its debt covenants.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $71.9 million balance at December 31, 2008 is $69.5 million that matures in less than one year.

Debt Maturities

Future maturities of long-term debt at December 31, 2008, are as follows:

(In thousands)
2009	$69,522
2010	2,500,806
2011	380
2012	410
2013	736
Thereafter	30,000

Total	$2,601,854

NOTE H — COMMITMENTS AND CONTINGENCIES

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), FAS 13, Accounting for Leases, FAS 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).

The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

Most of the Company’s advertising structures are on leased land. In addition, the Company leases certain facilities and equipment. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2008, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditures
2009	$279,555	$403,685	$76,760
2010	240,545	328,863	44,776
2011	200,536	292,534	17,650
2012	169,564	248,090	4,666
2013	152,690	192,565	4,670
Thereafter	967,041	641,587	3,141

Total	$2,009,931	$2,107,324	$151,663

Rent expense charged to operations for the pre-merger period from January 1, 2008 through July 30, 2008 was $685.2 million. Total rent expense for the post-merger period from July 31, 2008 through December 31, 2008 was $476.8 million. Total rent expense for the pre-merger years ended December 31, 2007 and 2006 was $1.1 billion and $961.3 million, respectively.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2008, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2008, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company is a party to various put agreements that may require additional investments to be made by the Company in the future. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.

NOTE I — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets. The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company, in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand. Interest on the cash management note owed by the Company accrues on the daily net negative cash position based upon LIBOR plus a margin. Interest on the cash management note owed by Clear Channel Communications accrues interest on the daily net positive cash position based upon the average one-month generic treasury bill rate. Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications. In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment. The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account. At December 31, 2008 (post-merger) and December 31, 2007 (pre-merger), the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $431.6 million and $265.4 million, respectively. The net interest income for the pre-merger period from January 1, 2008 through July 30, 2008 was $2.6 million. The net interest income for the post-merger period from July 31, 2008 through December 31, 2008 was $0.9 million. The net interest income for the pre-merger years ended December 31, 2007 and 2006 was $3.7 million and $0.4 million, respectively. At December 31, 2008, the interest rate on the “Due from Clear Channel Communications” account was 0.02%, which represents the average one-month generic treasury bill rate as described above.

The Company has a note in the original principal amount of $2.5 billion to Clear Channel Communications which matures on August 2, 2010, and may be prepaid in whole at any time, or in part from time to time. This note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of the Company (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by the Company must be used to prepay such note. This note is further disclosed in Note G. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

Clear Channel Communications has a $2.0 billion multi-currency revolving credit facility with a maturity in July 2014 which includes a $150.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is compliance with its covenants under the credit facility. The obligations of these International subsidiaries that are borrowers under the revolving credit facility will be guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions. The interest rate on outstanding balances under the new credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio. This note is further disclosed in Note G. At December 31, 2008, the interest rate on this bank credit facility was 4.6%. At December 31, 2008, the outstanding balance on the $150.0 million sub-limit was $30.0 million, with the entire balance to be paid on July 30, 2014. On February 6, 2009, Clear Channel Communications borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the $150.0 million sub-limit.

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications. For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $4.6 million in revenue for these advertisements. For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $4.0 million in revenue for these advertisements. For the pre-merger years ended

December 31, 2007 and 2006, the Company recorded $13.8 million and $10.6 million, respectively, in revenue for these advertisements.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the pre-merger period from January 1, 2008 through July 30, 2008, the Company recorded $14.2 million as a component of corporate expense for these services. For the post-merger period from July 31, 2008 through December 31, 2008, the Company recorded $13.9 million as a component of corporate expense for these services. For the pre-merger years ended December 31, 2007 and 2006, the Company recorded $20.3 million and $24.3 million, respectively, as a component of corporate expenses for these services.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with Statement of FAS 109, Accounting for Income Taxes, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. The Company’s provision for income taxes is further disclosed in Note J.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. These costs are recorded as a component of selling, general and administrative expenses and were approximately $6.7 million for the pre-merger period from January 1, 2008 through July 30, 2008 and $4.8 million for the post-merger period from July 31, 2008 through December 31, 2008. These costs were approximately $10.4 million and $9.3 million for the pre-merger years ended December 31, 2007 and 2006, respectively.

NOTE J — INCOME TAXES

The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Significant components of the provision for income tax expense (benefit) are as follows:

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Current — federal	$(19,435)	$3,872	$61,460	$34,255
Current — foreign	15,359	24,327	42,984	40,056
Current — state	1,031	1,972	7,282	8,242

Total current	(3,045)	30,171	111,726	82,553
Deferred — federal	(229,556)	30,169	32,241	43,117
Deferred — foreign	(17,763)	(12,662)	(1,400)	(9,134)
Deferred — state	(21,531)	3,898	4,074	5,544

Total deferred	(268,850)	21,405	34,915	39,527

Income tax expense (benefit)	$(271,895)	$51,576	$146,641	$122,080

The current tax benefit recorded in the post-merger period of 2008 is the result of the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. The decrease in current tax expense for the 2008 year when compared to 2007 is primarily the result of a decrease in “Income before income taxes and minority interest.” The change in deferred tax expense (benefit) recorded in 2008 compared to 2007 was primarily due to the $292.0 million of deferred tax benefit recorded in the post-merger period related to the impairment charges on tax deductible intangibles. This deferred tax benefit was partially offset by additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008.

The increase in current tax expense of $29.2 million for the year ended December 31, 2007 over 2006 was due primarily to an increase in “Income before income taxes and minority interest” of $121.2 million. Deferred tax expense decreased $4.6 million for the year ended December 31, 2007 compared to 2006, primarily due to additional deferred tax expense of approximately $12.8 recorded in 2006 related to the filing of an amended tax return. The amendment was mainly due to a revised tax loss on the like kind exchange of certain assets. In addition the company recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. These amounts were partially offset by additional deferred tax expense of approximately $19.8 recorded in 2007 as a result of the utilization of deferred tax assets related to capital expenditures in certain foreign jurisdictions.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

(In thousands)	Post-Merger 2008	Pre-Merger 2007
Deferred tax liabilities:
Intangibles and fixed assets	$931,708	$—
Foreign	87,653	991
Other investments/partnerships	374	—
Accrued expenses	—	656
Deferred income	—	5,769
Other	985	917

Total deferred tax liabilities	1,020,720	8,333
Deferred tax assets:
Intangibles and fixed assets	—	173,181
Accrued expenses	12,153	5,847
Equity in earnings	291	2,235
Deferred income	98	—
Net operating loss carryforwards	—	52
Bad debt reserves	9,236	3,225
Other	8,505	5,865

Total deferred tax assets	30,283	190,405

Net deferred tax (liabilities) assets	(990,437)	182,072
Less: current portion	13,429	(4,095)

Long-term net deferred tax (liabilities) assets	$(1,003,866)	$186,167

In the year ended December 31, 2008, the Company recorded approximately $1.4 billion in additional deferred tax liabilities associated with the applied purchase accounting adjustments resulting from the July 30, 2008 merger transaction. The additional deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company's intangible assets. During the post-merger period ended December 31, 2008, the Company recorded an impairment charge to its permits and tax deductible goodwill resulting in a decrease of approximately $292.0 million in recorded deferred tax liabilities.

At December 31, 2008 and 2007, net deferred tax assets include a deferred tax asset of $8.6 million and $5.6 million, respectively, relating to stock-based compensation expense under FAS 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet. See Note K for additional discussion of FAS 123(R).

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement No. 142, the Company no longer amortizes its book basis in permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Income tax expense at statutory rates	$(1,151,107)	$76,014	$144,162	$101,733
State income taxes, net of federal tax benefit	(20,500)	5,870	11,356	13,786
Foreign taxes	95,347	(29,667)	(8,791)	6,390
Nondeductible items	258	351	760	709
Tax contingencies	(946)	668	6,882	(891)
Impairment charge	803,920	—	—	—
Other, net	1,133	(1,658)	(7,728)	353

Income tax expense (benefit)	$(271,895)	$51,578	$146,641	$122,080

During the pre-merger period from January 1, 2008 to July 30, 2008, the Company recorded tax expense of $51.6 million which resulted in an effective tax rate of 23.8%. The decrease in the effective tax rate was primarily the result of the gain from the sale of the 50% interest in Clear Channel Independent which was structured as a tax free disposition, thereby resulting in no current tax expense for the period. During the post-merger period from July 31, 2008 to December 31, 2008, the Company recorded tax benefits of $271.9 million which resulted in an effective tax rate of 8.3%. The primary reason for the reduction in effective rate is the result of the impairment charge recorded in the period discussed in more detail in Note B. In addition, the Company did not record tax benefits on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

During 2007, the Company recorded tax expense of approximately $146.6 million on income before income taxes and minority interest of $411.9 million. Foreign income before income taxes was approximately $143.9 million for 2007. The 2007 income tax expense and 36% effective tax rate were impacted by a favorable foreign income tax rate on the Company’s mix of earnings within its international operations.

During 2006, the Company recorded tax expense of approximately $122.1 million on income before income taxes and minority interest of $290.7 million. Foreign income before income taxes was approximately $70.1 million for 2006. The 2006 income tax expense and 42% effective tax rate were impacted as a result of the Company not recording a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in an increase of $8.1 million to the January 1, 2007 balance of retained earnings, a decrease of $6.0 million in liabilities for unrecognized tax benefits and an increase of $27.2 million in deferred tax assets. The total amount of unrecognized tax benefits at January 1, 2007, was $31.7 million, inclusive of $6.5 million for interest.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2008 and 2007, was $5.1 million and $5.8 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2008 and 2007, was $53.5 million and $60.8 million, respectively, and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheet. Of this total, $53.5 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007
Balance beginning of period	$60,599	$55,026	$25,182
Increases due to tax positions taken in the current year	4,810	5,927	13,533
Increases due to tax positions taken in previous years	1,275	—	32,376
Decreases due to tax positions taken in previous years	(14,371)	(354)	(16,058)
Decreases due to settlements with taxing authorities	(556)	—	(7)
Decreases due to lapse of statute of limitations	(3,351)	—	—

Balance at end of period	$48,406	$60,599	$55,026

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. During 2008, the Company favorably settled certain issues in foreign jurisdictions that resulted in the decrease in unrecognized tax benefits. In addition, as a result of the currency fluctuations during 2008, the balance of unrecognized tax benefits decreased approximately $12.0 million. The Company and Clear Channel Communications settled several federal tax positions for the tax years 1999 through 2004 with the IRS during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and accrued interest and penalties by $19.1 million. Of this amount, $0.4 million was recorded as a decrease to current tax expense and $18.7 million as adjustments to current and deferred tax payables. The IRS is currently auditing Clear Channel Communications’ and the Company’s 2005 and 2006 tax year. Substantially all material state, local and foreign income tax matters have been concluded for the years through 2000. The Company does not expect to resolve any material federal or state tax positions within the next 12 months.

NOTE K — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of Statement 123(R). The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. Statement 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Post-Merger	Pre-Merger
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Expected volatility	n/a	27%	27%	27%
Expected life in years	n/a	5.5 –7.0	5.0 –7.0	5.0 –7.5
Risk-free interest rate	n/a	3.24% –3.38%	4.76% –4.89%	4.58% –5.08%
Dividend yield	n/a	0%	0%	0%

The share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share based compensation recorded during the five months ended December 31, 2008, the seven months ended July 30, 2008 and the years ended December 31, 2007 and 2006:

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Direct operating expenses	$3,038	$5,019	$6,951	$4,328
Selling, general and administrative expenses	771	1,804	2,682	1,683
Corporate expenses	372	585	538	88

Total share-based payments	$4,181	$7,408	$10,171	$6,099

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2008 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Pre-Merger
Outstanding, January 1, 2008	7,536	$23.08
Granted (a)	1,881	20.64
Exercised (b)	(233)	18.28
Forfeited	(346)	19.95
Expired	(548)	30.62

Outstanding, July 30, 2008	8,290	22.30
Post-Merger
Granted	—	n/a
Exercised	—	n/a
Forfeited	(49)	19.87
Expired	(528)	26.41

Outstanding, December 31, 2008	7,713	22.03	5.2 years	$—

Exercisable	2,979	24.28	2.4 years	—
Expect to vest	4,734	20.62	6.9 years	—

(a)	The weighted average grant date fair value of options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10. The weighted average grant date fair value of options granted during the pre- merger years ended December 31, 2007 and 2006 was $11.05 and $6.76, respectively.

(b)	Cash received from option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. Cash received from option exercises during the pre-merger year ended December 31, 2007, was $10.8 million. The cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) is to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow is not material. The total intrinsic value of options exercised during the pre-merger period from January 1, 2008 through July 30, 2008, was $0.7 million. The total intrinsic value of options exercised during the pre-merger years ended December 31, 2007 and 2006, was $2.0 million and $0.3 million, respectively.

A summary of the Company’s nonvested options at and changes during the year ended December 31, 2008, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Pre-Merger
Nonvested, January 1, 2008	4,622	$7.01
Granted	1,881	7.10
Vested (a)	(978)	5.81
Forfeited	(346)	7.01

Nonvested, July 31, 2008	5,179	7.28
Post-Merger
Granted	—	n/a
Vested (a)	(396)	5.81
Forfeited	(49)	7.17

Nonvested, December 31, 2008	4,734	7.40

(a)	The total fair value of options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million. The total fair value of options vested during the pre-merger years ended December 31, 2007 and 2006, was $2.0 million and $1.6 million, respectively.

Restricted Stock Awards

The Company also grants restricted stock awards to employees and directors of the Company and its affiliates under its equity incentive plan. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company's restricted stock outstanding at and restricted stock activity during the year ended December 31, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Pre-Merger
Outstanding, January 1, 2008	491	$24.57
Granted	—	n/a
Vested (restriction lapsed)	(72)	29.03
Forfeited	(15)	25.77

Outstanding, July 30, 2008	404	23.76
Post-Merger
Granted	—	n/a
Vested (restriction lapsed)	(46)	18.00
Forfeited	(7)	21.34

Outstanding, December 31, 2008	351	24.54

Unrecognized share-based compensation cost

As of December 31, 2008, there was $21.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years.

Reconciliation of Earnings (Loss) per Share

	Post-Merger	Pre-Merger
(In thousands, except per share data)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
NUMERATOR:
Net income (loss)	$(3,018,637)	$167,554	$245,990	$153,072
Effect of dilutive securities:
None	—	—	—	—

Numerator for net income (loss) per common share - diluted	$(3,018,637)	$167,554	$245,990	$153,072

DENOMINATOR:
Weighted average common shares	355,308	355,178	354,838	352,155
Effect of dilutive securities:
Stock options and restricted stock awards (1)	—	563	968	107

Denominator for net income (loss) per common share – diluted	355,308	355,741	355,806	352,262

Net income (loss) per common share:
Basic	$(8.50)	$.47	$.69	$.43

Diluted	$(8.50)	$.47	$.69	$.43

(1)	7.7 million, 6.3 million, 1.8 million and 1.4 million stock options were outstanding at December 31, 2008 (post-merger), July 30, 2008 (pre-merger) and December 31, 2007 and 2006 (pre-merger), respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE L — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees. Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions to these plans of $1.4 million were recorded as a component of operating expenses for the pre-merger period from January 1, 2008 through July 30, 2008. Contributions to these plans of $0.9 million were recorded as a component of operating expenses for the post-merger period from July 31, 2008 through December 31, 2008. Contributions to these plans of $2.3 million and $2.1 million were recorded as a component of operating expenses for the pre-merger years ended December 31, 2007 and 2006, respectively.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications. Contributions to these plans of $7.7 million were recorded as a component of operating expenses for the pre-merger period from January 1, 2008 through July 30, 2008. Contributions to these plans of $5.5 million were recorded as a component of operating expenses for the post-merger period from July 31, 2008 through December 31, 2008. Contributions to these plans of $20.1 million and $17.6 million were recorded as a component of operating expenses for the pre-merger years ended December 31, 2007 and 2006, respectively.

Prior to January 1, 2007, the Company’s employees were also eligible to participate in a non-qualified employee stock purchase plan sponsored by Clear Channel Communications. Under the plan, employees were provided with the opportunity to purchase shares of Clear Channel Communications’ common stock could be purchased at 95% of the market value on the day of purchase. During each calendar year, employees could purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever was lower. During the pre-merger year ended December 31, 2006, all eligible employees purchased 144,444 shares at a weighted average share price of $28.56, with the Company’s employees representing approximately 15% of the total participation in this plan. Contributions to this plan were discontinued effective January 1, 2007 as a condition of Clear Channel Communications’ merger. Clear Channel Communications terminated this plan upon closing of the merger and each share held under the plan was converted into the right to receive a cash payment equal to the value of $36.00 per share.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications’.

NOTE M — OTHER INFORMATION

The following details the components of “Other income (expense) — net:”

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Foreign exchange gain (loss)	$10,440	$9,404	$9,388	$(181)
Dividends on marketable securities	2,533	5,468	—	—
Other	(859)	(1,507)	725	512

Total other income (expense) — net	$12,114	$13,365	$10,113	$331

The following details the components of “Other current assets:”

	As of December 31,
(In thousands)	2008 Post-Merger	2007 Pre-Merger
Inventory	$26,802	$26,719
Deposits	5,592	25,869
Other prepayments	53,195	90,631
Deferred tax assets	13,429	—
Other	45,682	50,330

Total other current assets	$144,700	$193,549

The following details the components of “Accumulated other comprehensive income (loss):”

	As of December 31,
(In thousands)	2008 Post-Merger	2007 Pre-Merger
Cumulative currency translation adjustment	$(329,597)	$247,478
Cumulative unrealized gain on investments	17	—

Total accumulated other comprehensive income (loss)	$(329,580)	$247,478

NOTE N — SEGMENT DATA

The Company has two reportable operating segments, which it believes best reflects how the Company is currently managed – Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America, and the International segment includes operations in Europe, Asia and Australia. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

The following tables presents the Company’s operating segment results for the post-merger period from July 31, 2008 through December 31, 2008, the pre-merger period from January 1, 2008 through July 30, 2008, and the pre-merger years ended December 31, 2007 and 2006:

(in thousands)	Americas	International	Corporate and other reconciling items	Consolidated
Post-Merger
Period from July 31, 2008 through December 31, 2008
Revenue	$587,427	$739,797	$—	$1,327,224
Direct operating expenses	276,602	486,102	—	762,704
Selling, general and administrative expenses	114,260	147,264	—	261,524
Depreciation and amortization	90,624	134,089	—	224,713
Impairment charge	—	—	3,217,649	3,217,649
Corporate expenses	—	—	31,681	31,681
Other operating income – net	—	—	4,870	4,870

Operating income (loss)	$105,941	$(27,658)	$(3,244,460)	$(3,166,177)

Identifiable assets	$5,187,838	$2,409,652	$453,271	$8,050,761
Capital expenditures	$93,146	$66,067	$—	$159,213
Share-based payments	$3,012	$797	$372	$4,181
Pre-Merger
Period from January 1, 2008 through July 30, 2008
Revenue	$842,831	$1,119,232	$—	$1,962,063
Direct operating expenses	370,924	748,508	—	1,119,432
Selling, general and administrative expenses	138,629	206,217	—	344,846
Depreciation and amortization	117,009	130,628	—	247,637
Corporate expenses	—	—	39,364	39,364
Other operating income – net	—	—	10,978	10,978

Operating income (loss)	$216,269	$33,879	$(28,386)	$221,762

Capital expenditures	$82,672	$116,450	$—	$199,122
Share-based payments	$5,453	$1,370	$585	$7,408

(in thousands)	Americas	International	Corporate and other reconciling items	Consolidated
Pre-Merger
Year Ended December 31, 2007
Revenue	$1,485,058	$1,796,778	$—	$3,281,836
Direct operating expenses	590,563	1,144,282	—	1,734,845
Selling, general and administrative expenses	226,448	311,546	—	537,994
Depreciation and amortization	189,853	209,630	—	399,483
Corporate expenses	—	—	66,080	66,080
Other operating income – net	—	—	11,824	11,824

Operating income (loss)	$478,194	$131,320	$(54,256)	$555,258

Identifiable assets	$2,878,753	$2,606,130	$450,721	$5,935,604
Capital expenditures	$142,826	$132,864	$—	$275,690
Share-based payments	$7,932	$1,701	$538	$10,171
Pre-Merger
Year Ended December 31, 2006
Revenue	$1,341,356	$1,556,365	$—	$2,897,721
Direct operating expenses	534,365	980,477	—	1,514,842
Selling, general and administrative expenses	207,326	279,668	—	486,994
Depreciation and amortization	178,970	228,760	—	407,730
Corporate expenses	—	—	65,542	65,542
Other operating income – net	—	—	22,846	22,846

Operating income (loss)	$420,695	$67,460	$(42,696)	$445,459

Identifiable assets	$2,820,737	$2,401,924	$199,230	$5,421,891
Capital expenditures	$90,495	$143,387	$—	$233,882
Share-based payments	$4,699	$1,312	$88	$6,099

Identifiable assets of $2.6 billion, $2.9 billion and $2.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2008, 2007 and 2006, respectively. Revenue of $1.2 billion derived from the Company’s foreign operations is included in the data above for the pre-merger period from January 1, 2008 through July 30, 2008. Revenue of $790.6 million derived from the Company’s foreign operations is included in the data above for the post-merger period from July 31, 2008 through December 31, 2008. Revenue of $1.9 billion and $1.6 billion derived from the Company’s foreign operations is included in the data above for the pre-merger years ended December 31, 2007 and 2006, respectively.

NOTE O — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	March 31,		June 30,		September 30,		December 31,
(In thousands, except per share data)	2008 Pre-merger	2007 Pre-merger	2008 Pre-merger	2007 Pre-merger	2008 Combined(1)	2007 Pre-merger	2008 Post-merger	2007 Pre-merger
Revenue	$775,579	$690,856	$914,808	$836,713	$813,375	$817,541	$785,525	$936,726
Operating expenses:
Direct operating expenses	470,834	394,205	490,244	429,143	463,117	434,472	457,941	477,025
Selling, general and administrative expenses	144,610	127,533	151,034	134,557	142,377	131,228	168,349	144,676
Depreciation and amortization	105,090	95,670	104,764	98,153	118,798	99,793	143,698	105,867
Corporate expenses	16,234	15,343	17,819	13,271	16,542	16,322	20,450	21,144
Impairment charge	—	—	—	—	—	—	3,217,649	—
Other operating income— net	2,372	7,092	6,100	1,204	4,034	414	3,342	3,114

Operating income (loss)	41,183	65,197	157,047	162,793	76,575	136,140	(3,219,220)	191,128
Interest expense on debt with Clear Channel Communications	36,003	38,289	36,953	38,904	43,948	39,274	41,500	38,569
Interest expense	2,095	2,286	1,314	1,521	1,470	2,093	1,819	618
Interest income on Due from Clear Channel Communications	1,474	506	686	486	1,196	1,189	96	1,492
Loss on marketable securities	—	—	—	—	—	—	59,842	—
Equity in earnings (loss) of nonconsolidated affiliates	78,043	125	1,666	2,820	(9,814)	(836)	(1,162)	2,293
Other income (expense)— net	12,547	(44)	(2,249)	1,040	2,090	2,815	13,091	6,302

Income (loss) before income taxes and minority interest	95,149	25,209	118,883	126,714	24,629	97,941	(3,310,356)	162,028
Income tax (expense) benefit	(7,900)	(10,641)	(39,987)	(50,899)	(8,803)	(37,447)	277,009	(47,654)
Minority interest income (expense)— net	1,657	1,516	1,451	(7,218)	(6,711)	(5,778)	3,896	(7,781)

Net income (loss)	$88,906	$16,084	$80,347	$68,597	$9,115	$54,716	$(3,029,451)	$106,593

Net income (loss) per common share:
Basic	$.25	$.05	$.23	$.19	$.03	$.15	$(8.53)	$.30
Diluted	$.25	$.05	$.23	$.19	$.03	$.15	$(8.53)	$.30
Stock price:
High	$27.82	$31.14	$22.49	$30.12	$18.15	$29.24	$13.75	$28.57
Low	$18.36	$24.91	$17.05	$25.95	$11.88	$22.81	$3.35	$23.65

(1)

The quarterly results of operations for the quarter ended September 30, 2008 is presented on a combined basis and is comprised of two periods: post-merger and pre-merger, which relate to the period succeeding Clear

Channel Communications’ merger and the period preceding the merger, respectively. The post-merger and pre-merger quarterly results of operations are presented as follows:

	Post-Merger	Pre-Merger	Combined
(In thousands, except per share data)	Period from July 31 through September 30, 2008	Period from July 1 through July 30, 2008	Quarter Ended September 30, 2008
Revenue	$541,699	$271,676	$813,375
Operating expenses:
Direct operating expenses	304,763	158,354	463,117
Selling, general and administrative expenses	93,175	49,202	142,377
Depreciation and amortization	81,015	37,783	118,798
Corporate expenses	11,231	5,311	16,542
Other operating income— net	1,528	2,506	4,034

Operating income	53,043	23,532	76,575
Interest expense on debt with Clear Channel Communications	29,440	14,508	43,948
Interest expense	966	504	1,470
Interest income on Due from Clear Channel Communications	766	430	1,196
Equity in earnings (loss) of nonconsolidated affiliates	(947)	(8,867)	(9,814)
Other income (expense)— net	(977)	3,067	2,090

Income before income taxes and minority interest	21,479	3,150	24,629
Income tax (expense)	(5,114)	(3,689)	(8,803)
Minority interest income (expense)— net	(5,551)	(1,160)	(6,711)

Net income (loss)	$10,814	$(1,699)	$9,115

Net income (loss) per common share:
Basic	$.03	$(.00)	$.03
Diluted	$.03	$(.00)	$.03

NOTE P — SUBSEQUENT EVENTS

On February 6, 2009, Clear Channel Communications’ borrowed the remaining availability under its $2.0 billion revolving credit facility, including the remaining availability under the Company’s $150.0 million sub-limit. Clear Channel Communications’ made the borrowing to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions. As a result, the Company does not have any availability under its bank credit facility.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

ITEM 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Outdoor Holdings, Inc. (the “Company”), including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.

Our principal executive and financial officers have concluded, based on their evaluation (as required by Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Form 10-K, that our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are effective to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information we are required to disclose in such reports is accumulated and communicated to management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles and includes polices and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

As of December 31, 2008, management assessed the effectiveness of the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) or 15d-15(f) of the Exchange Act) based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2008, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting as of December 31, 2008. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Clear Channel Outdoor Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Clear Channel Outdoor Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from July 31, 2008 through December 31, 2008, the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007, and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

March 2, 2009

ITEM 9B.	Other Information

Not applicable

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.

Executive Officers of the Registrant

Set forth below are the names and ages and current positions of our executive officers as of February 27, 2009:

Name	Age	Position	Term as Director
L. Lowry Mays	73	Chairman of the Board and Director	Expires 2010
Mark P. Mays	45	Chief Executive Officer and Director	Expires 2009
Randall T. Mays	43	Chief Financial Officer and Director	Expires 2011
Paul J. Meyer	66	President and Chief Executive Officer – Americas and Asia
Jonathan Bevan	37	Chief Financial Officer – International and Director of Corporate Development
Herbert W. Hill, Jr.	50	Senior Vice President and Chief Accounting Officer
Andrew Levin	46	Executive Vice President / Chief Legal Officer and Secretary
Franklin G. Sisson, Jr.	56	Executive Vice President – Sales and Marketing
Laura C. Toncheff	41	Executive Vice President – Americas General
		Counsel

The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders. We expect to retain the individuals named above as our executive officers at such Board of Directors meeting.

L. Lowry Mays has served as a member of our Board of Directors since April 1997 and has been our Chairman of the Board since October 2005. Mr. L. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board of Directors and are executive officers. Mr. L. Mays has also served as Chairman Emeritus of Clear Channel Communications since July 2008. Prior thereto, he served as Chairman of the Board of Clear Channel Communications from October 2004 to July 2008 and Chairman and Chief Executive Officer from February 1997 to October 2004.

Mark P. Mays has served as our Chief Executive Officer since August 2005 and Director since April 1997. Mr. M. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman Emeritus and one of our Board members, and is the brother of Randall T. Mays, our Chief Financial Officer and one of our Board members. Mr. M. Mays has also served as Chief Executive Officer of Clear Channel Communications since October 2004. Prior thereto, he served as President and Chief Operating Officer of Clear Channel Communications from February 1997 to October 2004 and as President and Chief Executive Officer from October 2004 to February 2006, when he relinquished his duties as President.

Randall T. Mays has served as our Chief Financial Officer since August 2005 and Director since April 1997. Mr. R. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman Emeritus and one of our Board members, and is the brother of Mark P. Mays, our Chief Executive Officer and one of our board members. Mr. R. Mays has also served as President of Clear Channel Communications since February 2006 and as Chief Financial Officer since February 1997.

Paul J. Meyer has served as our President and Chief Executive Officer of our Americas and Asia divisions since October 2008. Prior thereto, he served as Global President and Chief Operating Officer since April 2005. Prior thereto, he served as President and Chief Executive Officer of our Americas segment for the remainder of the relevant five-year period.

Jonathan D. Bevan has served as our Chief Financial Officer — International and Director of Corporate Development since November 2006. Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006. Prior thereto, he served as Chief Operating Officer — International since December 2004. Prior thereto, Mr. Bevan served as Senior Vice President/Operations of our International segment for the remainder of the relevant five-year period.

Herbert W. Hill, Jr. was appointed Senior Vice President and Chief Accounting Officer of the Company in April 2006 and has served as Senior Vice President and Chief Accounting Officer of Clear Channel Communications since 1997.

Andrew Levin has served as Executive Vice President, Chief Legal Officer and Secretary of the Company since April 2006 and as Executive Vice President and Chief Legal Officer of Clear Channel Communications since February 2004. Prior thereto he served as Senior Vice President for Government Affairs of Clear Channel Communications since he joined Clear Channel Communications in 2002.

Franklin G. Sisson, Jr. has served as our Executive Vice President — Sales and Marketing since 2001.

Laura C. Toncheff has served as our Executive Vice President — Americas General Counsel since October 2006. Prior thereto, she served as Executive Vice President — Americas Real Estate, Public Affairs and Legal for the remainder of the relevant five-year period.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 27, 2009
9:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 E. Basse Road
San Antonio, Texas 78209	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	May 27, 2009
9:00 a.m.
Clear Channel Outdoor Holdings, Inc.
200 E. Basse Road San Antonio, Texas 78209	ADMIT ONE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 27, 2009

The undersigned hereby appoints L. Lowry Mays, Mark P. Mays and Randall T. Mays, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL OUTDOOR HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held at the corporate offices of the Company located at 200 E. Basse Road, San Antonio, Texas 78209, on May 27, 2009 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR all of the three nominees listed below [ ]
WITHHOLD AUTHORITY to vote for all nominees below [ ]
EXCEPTIONS* [ ]

Nominees:      Margaret W. Covell          Mark P. Mays          Dale W. Tremblay

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the

“EXCEPTIONS” box and write that nominee’s name in the space provided below.)

*Exceptions:

MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

Change of Address and/or Comments: [    ]

Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:                                                         , 2009

Stockholder’s signature

Stockholder’s signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.